EXECUTION COPY

PURCHASE AGREEMENT
by and among
THE SELLERS SIGNATORY HERETO,
THE BENEFICIAL OWNERS SIGNATORY HERETO,
THE SELLER REPRESENTATIVES SIGNATORY HERETO,
COWEN INTERNATIONAL LIMITED,
COWEN QN ACQUISITION LLC
and
COWEN INC.
Dated as of November 20, 2018

Table of Contents

(i)

(ii)

(iii)

(iv)

(v)

Annexes:
Annex A    —    Beneficial Owners
Annex B    —    Company Shares Ownership; Allocation Percentage
Annex C    —    QIEAG Shares Ownership
Annex D    —    Interests Ownership
Annex E    —    Associated Partners
Annex F    —    Business Operating Procedures
Annex G    —    Sample Calculation
Annex H    —    Specified Receivable
Annex I    —    Company & QIEAG Closing Deliverables
Annex J    —    Earn-Out; Certain Definitions
Annex K    —    Group A Seller Representative & Group B Seller Representative
Annex L    —    Earn-Out Period Incentive Pool
Annex M    —    Compensation Pool

Exhibits:
Exhibit A    —    Form of Escrow Agreement
Exhibit B    —    R&W Insurance Policy
Exhibit C    —    Form of Lock-Up Agreement

(i)

PURCHASE AGREEMENT
PURCHASE AGREEMENT, dated as of November 20, 2018 (this “Agreement”), by and among (a) Grüco AG, a Swiss corporation, Tobias Seige, Domus Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), Bugovics Industries GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), Camafini AG, a Swiss corporation, and Bodan Beteiligungs GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (collectively, the “Group A Sellers” and, each, a “Group A Seller”), (b) André Augier and Robert Parker (collectively, the “Group B Sellers” and, each, a “Group B Seller” and, together with the Group A Sellers, the “Sellers” and, each, a “Seller”), (c) Cowen International Limited, a United Kingdom limited company (the “Euro Buyer”), and Cowen QN Acquisition LLC, a Delaware limited liability company (the “U.S. Buyer” and, together with the Euro Buyer, the “Buyers”, and, each, a “Buyer”), each an indirect subsidiary of Cowen Inc., a Delaware corporation (the “Parent”), (d) solely for purposes of Section 18.13, the Parent, (e) solely for purposes of Sections 6, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.12, 8.14, 8.15, 8.16, 8.17, 8.18, 17 and 18, Jules Grüninger, Maximilian Graf Drechsel, Jozsef Bugovics, Andreas Kinsky and Maximilian Graf von Oppersdorff (collectively, the “Beneficial Owners” and each, a “Beneficial Owner”), and (f) in their capacity as the Seller Representatives (as defined below) hereunder, the Beneficial Owners set forth on Annex K hereto.
W I T N E S S E T H:
WHEREAS, Quarton Management AG, a Swiss corporation (the “Company”), holds certain intellectual property assets used by the other Group Companies in the conduct of their respective businesses and provides certain services to the other Group Companies in connection with the conduct of their respective businesses;
WHEREAS, Quarton International Europe AG, a Swiss corporation (“QIEAG” and, together with its Subsidiaries and the Company, the “Euro Companies” and each, a “Euro Company”), is engaged in the business of providing M&A advisory and related financial services in Europe;
WHEREAS, Quarton Partners, LLC, a Michigan limited liability company (“QPLLC”), and Quarton Securities GP, LLC, a Texas limited liability company (“QSGP” and, together with the Company, QIEAG, QPLLC and their respective Subsidiaries, the “Group Companies” and, each, a “Group Company”), collectively own all equity interests in Quarton Securities, L.P. (“Quarton BD” and, together with QPLLC and QSGP, the “U.S. Companies” and, each, a “U.S. Company”), a Texas limited partnership registered as a broker-dealer with the SEC, which together with QPLLC and QSGP is engaged in the business of providing M&A advisory and related financial services in the United States;
WHEREAS, each Beneficial Owner owns all of the equity interests of the applicable Group A Seller set forth next to such Beneficial Owner’s name in Annex A;

WHEREAS, the Sellers collectively own all of the shares of share capital of the Company (collectively, the “Company Shares”), each in such classes and amounts as set forth next to such Seller’s name in Annex B;
WHEREAS, the Group A Sellers collectively own all of the shares of share capital of QIEAG (collectively, the “QIEAG Shares” and, together with the Company Shares, the “Shares”), each in such classes and amounts as set forth next to such Group A Seller’s name in Annex C;
WHEREAS, the Group B Sellers own all of the limited liability company interests of each of QPLLC and QSGP (collectively, the “Interests” and, together with the Shares, the “Equity Securities”), each in such classes and amounts as set forth next to such Group B Seller’s name in Annex D, and, therefore, indirectly, all of the partnership interests in Quarton BD;
WHEREAS, as an inducement to the Buyers’ entry into this Agreement, each of the Key Employees have entered into those certain employment agreements (Arbeitsvertrag), each dated as of the date hereof (collectively, the “Employment Agreements”), in each case effective as of the Closing;
WHEREAS, the Buyers have required, as a condition to their execution of this Agreement and in order to enable the Buyers to secure more fully the benefits of this Agreement, that the Beneficial Owners and the Group A Sellers agree to be bound by certain non-competition, non-solicitation and non-disparagement provisions set forth herein;
WHEREAS, the Buyers have required, as a condition to their execution of this Agreement and in order to enable the Buyers to secure more fully the benefits of this Agreement, that the Group B Sellers agree to be bound by certain non-competition, non-solicitation and non-disparagement provisions set forth herein;
WHEREAS, (a) the Euro Buyer desires to purchase from the Sellers the Company Shares, and the Sellers desire to sell the Company Shares held thereby to the Euro Buyer, (b) the Euro Buyer desires to purchase from the Group A Sellers the QIEAG Shares, and the Group A Sellers desire to sell the QIEAG Shares held thereby to the Euro Buyer, and (c) the U.S. Buyer desires to purchase from the Group B Sellers the Interests, and the Group B Sellers desire to sell the Interests held thereby to the U.S. Buyer, in each case, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, each Buyer is an indirect wholly-owned Subsidiary of the Parent, and the Parent is willing to guarantee each Buyer’s obligations hereunder and to make certain other covenants to the Sellers and the Beneficial Owners in order to induce the Sellers and the Beneficial Owners to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:
Section 1.DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“2018 Revenues” shall mean all revenues that are earned and received by the Group Companies and are generated from the completion of M&A and debt advisory transactions by the Group Companies during the fiscal year ending December 31, 2018; provided, that, (a) if the Specified Receivable has not been paid or settled in the fiscal year ending December 31, 2018, then such revenues shall include the revenues that would be generated from the payment or settlement of the Specified Receivable, and (b) notwithstanding anything to the contrary herein, such revenues shall include the amount of any undisputed advisory fee generated from the completion of M&A and debt advisory transactions by any Euro Company with respect to a client that is a resident or organized in Europe, to the extent such fee is billed to such client in respect of any such transaction that has closed prior to December 31, 2018 and for which payment has not been received by the applicable Group Company in the fiscal year ending December 31, 2018 (“Specified European Fees”); provided, further, that if in connection with any settlement entered into by the applicable Group Company (or Group Companies) and applicable client, or any final determination by a court of competent jurisdiction or arbitrator, with respect to the Specified Receivable or any Specified European Fee, the amount thereof as so settled or finally determined is less than the full amount thereof set forth on Annex H (with respect to the Specified Receivable) or billed to the applicable client (with respect to such Specified European Fee), then the amount of the Specified Receivable and any Specified European Fee, as applicable, to be so included in such revenues shall be the amount thereof as so settled or finally determined;
“2018 Revenues Statement” shall have the meaning set forth in Section 8.13;
“401(k) Plan” shall have the meaning set forth in Section 5.18(d);
“Action” shall have the meaning set forth in Section 5.16;
“Acquired Business” shall have the meaning set forth in Annex M;
“Adjusted Closing Cash Payment” shall mean the sum of the U.S. Adjusted Closing Cash Payment and the Euro Adjusted Closing Cash Payment;
“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended;
“Affiliate Contract” shall have the meaning set forth in Section 5.21;
“Affiliates” shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
“Aggregate Earn-Out Cap” shall have the meaning set forth in Annex J;
“Agreement” shall have the meaning set forth in the Preamble;
“Allocation” shall have the meaning set forth in Section 10.2(b);

“Allocation Percentage” shall mean, with respect to a Seller, the percentage set forth next to such Seller’s name on Annex B;
“Applicable Business” shall mean, with respect to each Seller and Beneficial Owner, the lines of business operated by the applicable Group Companies as of the Closing Date and during the twelve (12) months prior to the Closing Date, and in which Group Companies such Seller holds (and if applicable, such Beneficial Owner indirectly holds) Equity Securities, which lines of business include, for the avoidance of doubt, the provision of M&A advisory and debt advisory services;
“Associated Partners” shall mean those certain individual contractors of the Group Companies in Europe listed on Annex E;
“Average VWAP” shall have the meaning set forth in the definition of “VWAP”;
“Balance Sheets” shall have the meaning set forth in Section 5.6(a);
“Beneficial Owners” shall have the meaning set forth in the Preamble;
“Board Service Agreement” shall have the meaning set forth in Section 15.7;
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York, Switzerland, Germany or the State of Michigan are required or authorized to close;
“Buyer Indemnitees” shall have the meaning set forth in Section 12.2(a);
“Buyer Payment” shall have the meaning set forth in Section 12.2(b);
“Buyer Savings Plan” shall have the meaning set forth in Section 13.2;
“Buyers” shall have the meaning set forth in the Preamble;
“Cash” shall mean the Euro Cash and the U.S. Cash;
“Cash Equivalents” shall mean short-term investments that are both readily convertible to cash and have an original maturity date of one (1) month or less from the date of purchase;
“Cause” shall have the meaning set forth on Annex J;
“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Parent, which Class A Common Stock shall constitute restricted securities and will be subject to the Lock-Up Agreements;
“Closing” shall have the meaning set forth in Section 4;
“Closing Amount” shall mean $75,000,000; provided, that if 2018 Revenues are less than $43,500,000, but equal to or greater than $35,000,000, then “Closing Amount” shall mean an amount equal to (i) $75,000,000, minus (ii) the product obtained by multiplying (x) the amount by which 2018 Revenues are less than $43,500,000 by (y) 1.66 (by way of example only, if 2018 Revenues are equal to $40,000,000, the “Closing Amount” will be $69,190,000 (i.e., $75 million – (($43,500,000 - $40,000,00) x 1.66));
“Closing Balance Sheet Report” shall have the meaning set forth in Section 3.1(b);
“Closing Balance Sheet Statement” shall have the meaning set forth in Section 3.1(b);
“Closing Balance Sheets” shall have the meaning set forth in Section 3.1(b);
“Closing Date” shall have the meaning set forth in Section 4;
“Closing Stock Consideration” shall mean, subject to the Lock-Up Agreements delivered by the Sellers pursuant to Section 2.1(b), such number of shares of Class A Common Stock having an aggregate value (based on the Average VWAP per share of Class A Common Stock for the thirty (30) consecutive Trading Days immediately prior to the Closing Date) equal to twenty percent (20%) of the Closing Amount;
“Closing U.S. Balance Sheet” shall have the meaning set forth in Section 3.1(b);
“Code” shall mean the Internal Revenue Code of 1986, as amended;
“Company” shall have the meaning set forth in the Recitals;
“Company Contract” shall have the meaning set forth in Section 5.17(c);
“Company Financial Statements” shall have the meaning set forth in Section 5.6(a);
“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Non-Owned Company Intellectual Property;
“Company Licensed Software” shall mean all software used by any Group Company under license that is material to such Group Company’s business as now conducted (other than commercially-available, off-the-shelf software);
“Company Licenses and Permits” shall have the meaning set forth in Section 5.14;
“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported in writing to be owned by the Group Companies, including any Prior Company Names owned or purported in writing to be owned by the Group Companies;
“Company Plan” shall have the meaning set forth in Section 5.18(a);
“Company Proprietary Software” shall mean software, databases, applications and programs owned or purported in writing to be owned by the Group Companies that are material to the conduct of the Group Companies’ business as now conducted;

“Company Shares” shall have the meaning set forth in the Recitals;
“Compensation Pool” shall have the meaning set forth in Annex M;
“Competitive Enterprise” shall mean, with respect to each Seller and Beneficial Owner, a business enterprise operating the Applicable Business in any country and/or geographic area in which the applicable Group Companies operated the Applicable Business as of the Closing Date and during the twelve (12) months prior to the Closing Date, but not including any activities described on Schedule 1.1;
“Confidentiality Agreement” shall have the meaning set forth in Section 8.3;
“Consent” shall have the meaning set forth in Section 5.4;
“Contingent Cash Consideration” shall have the meaning set forth in Annex J;
“Contingent Payment” shall have the meaning set forth in Annex J;
“Contingent Payment Amount” shall have the meaning set forth in Annex J;
“Contingent Stock Consideration” shall have the meaning set forth in Annex J;
“Continued Employment Conditions” shall have the meaning set forth in Section 13.1(a);
“Continuing Employees” shall have the meaning set forth in Section 13.1(a);
“Cowen” shall have the meaning set forth in Annex F;
“Data Protection Laws” shall mean all applicable Laws related to data protection, data privacy, data security, breach notification, consumer marketing and cross-border data transfer in the United States of America, the European Union (including the United Kingdom) or elsewhere in the world;
“Department of Labor” shall mean the United States Department of Labor;
“Disputed Amount” shall have the meaning set forth in Section 12.2(b);
“Earn-Out Period” shall mean, without duplication, each of the First Earn-Out Period, the Second Earn-Out Period, the Third Earn-Out Period, the Fourth Earn-Out Period, and, if applicable, the Fifth Earn-Out Period;
“Earn-Out Period Incentive Pool” shall have the meaning set forth in Annex L;
“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other employee compensation and benefits plan, policy, program, agreement, arrangement and payroll practice, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-

in-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment and other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, excluding any benefit plan maintained by a Governmental Entity pursuant to which the sole obligation of the employer is to make statutorily mandated contributions under applicable Law;
“Employment Agreements” shall have the meaning set forth in the Recitals;
“Employment Offer Letter” shall have the meaning set forth in Section 13.1(a);
“Equity Securities” shall have the meaning set forth in the Recitals;
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
“ERISA Affiliate” shall mean any Person that, together with a Person, is or was at any time treated as a “single employer” under Section 414 of the Code or Section 4001(b)(1) of ERISA;
“Escrow Agent” shall mean Wilmington Trust, N.A., or its permitted successors and assigns;
“Escrow Agreement” shall mean that certain escrow agreement by and among the Buyers, the Seller Representatives and the Escrow Agent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A;
“Estimated Closing Balance Sheet Statement” shall have the meaning set forth in Section 3.1(a);
“Estimated Closing Balance Sheets” shall have the meaning set forth in Section 3.1(a);
“Estimated Closing Euro Balance Sheet” shall have the meaning set forth in Section 3.1(a);
“Estimated Closing U.S. Balance Sheet” shall have the meaning set forth in Section 3.1(a);
“Euro Adjusted Closing Cash Payment” shall mean an amount equal to (A) the product obtained by multiplying (x) (a) eighty percent (80%) of the Closing Amount, (b) minus the Indemnity Escrow Amount, (c) minus the estimated Transaction Expenses set forth on the Estimated Closing Balance Sheet Statement, by (y) 0.52, (B) (a) plus (i) the amount, if any, by which the estimated Euro Net Working Capital set forth on the Estimated Closing Euro Balance Sheet exceeds the Target Net Working Capital or minus (ii) the amount, if any, by which the Target Net Working Capital exceeds the estimated Euro Net Working Capital set forth on the Estimated Closing Euro Balance Sheet, (b) minus the Euro Adjustment Escrow Amount;

“Euro Adjustment Escrow Account” shall have the meaning set forth in Section 2.2;
“Euro Adjustment Escrow Amount” shall mean an amount equal to $125,000;
“Euro Buyer” shall have the meaning set forth in the Preamble;
“Euro Cash” shall mean all consolidated cash (including bank account balances) and Cash Equivalents of the Euro Companies (including, without duplication, 52% of the cash of Quarton Association), including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any issued but uncleared checks, drafts and wires issued prior to such time, less the amount of any overdraft account balance, including any interest payable thereon, in each case, without giving effect to the transactions contemplated hereby, determined as of the close of business on the Closing Date in accordance with GAAP and the sample calculation set forth on Annex G hereto; provided, however, that if the excess of Euro Cash over outstanding payables of the Euro Companies as of the Closing Date that are current liabilities of the Euro Companies included in the calculation of Euro Net Working Capital is greater than $1,000,000 (such amount in excess of $1,000,000, the “Euro Cash Reduction Amount”), Euro Cash shall be reduced by the Euro Cash Reduction Amount;
“Euro Companies” shall have the meaning set forth in the Recitals;
“Euro Net Adjustment Amount” shall mean an amount, which may be positive or negative, equal to the sum of (A) the Euro Net Working Capital (as finally determined in accordance with Section 3.1(b)) minus the estimated Euro Net Working Capital set forth on the Estimated Closing Euro Balance Sheet, minus (B) the product obtained by multiplying (x) the Transaction Expenses (as finally determined in accordance with Section 3.1(b)) minus the estimated Transaction Expenses set forth on the Estimated Closing Balance Sheets by (y) 0.52;
“Euro Net Working Capital” shall mean, without duplication, the amount equal to (a) the sum of (i) the Euro Cash and (ii) the current accounts receivable of the Euro Companies, minus (b) the sum of (i) any Indebtedness of the Euro Companies, which is not paid at or prior to the Closing, as of the close of business on the Closing Date, and (ii) the current liabilities of the Euro Companies, determined, in each case, in accordance with GAAP and calculated, in each case, in accordance with the sample calculation set forth on Annex G hereto; provided, that notwithstanding anything to the contrary herein, (x) Euro Net Working Capital shall not include any income Tax liabilities or income Tax assets, any amounts included in Transaction Expenses, any accounts receivable described in Section 5.17(c)(xi)(A) or, to the extent that the Specified Receivable or any Specified European Fees have not been paid prior to the Closing, the accounts receivable and accounts payable relating thereto that are described in Section 8.11, and (y) for the avoidance of doubt, no amounts included in the calculation of U.S. Net Working Capital (including with respect to Quarton Association) shall be included in the calculation of Euro Net Working Capital in a manner that would result in double counting;
“Excess Revenue Benchmark Amount” shall have the meaning set forth in Annex J;

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended;
“Family Member” shall mean, with respect to an individual, his or her spouse, domestic partner, sibling, child, stepchild, grandchild, parent, stepparent, grandparent, former spouse, niece, nephew, aunt, uncle, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, whether by blood, law or adoptive relationship, and any other persons who live with the individual for whom the individual provides material financial support;
“Fifth Earn-Out Period” shall mean the fiscal year ending December 31, 2023;
“Filing Party” shall have the meaning set forth in Section 10.3(c);
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.;
“FINRA Approval” shall have the meaning set forth in Section 15.4;
“First Earn-Out Period” shall mean the fiscal year ending December 31, 2019;
“Fourth Earn-Out Period” shall mean the fiscal year ending December 31, 2022;
“Fraud” shall mean, with respect to a party hereto, actual and intentional fraud, as would be determined by courts in the State of New York applying the laws of the State of New York, of such party with respect to the making of any representation or warranty in Section 5, Section 6 (as applicable and as limited by Section 6.10 and Section 7.10) or any certificate delivered pursuant to Section 14 or Section 15, as applicable;
“Fundamental Representations” shall mean those representations and warranties made pursuant to Section 5.1 (Organization), Section 5.5 (Capitalization; Subsidiaries), Section 5.23 (No Brokers), Section 6.1 (Title to the Interests; Dispositive Power; Beneficial Owners), Section 6.2 (Organization; Authorization and Validity of Agreement), Section 6.5 (No Brokers), Section 7.1 (Corporate Organization), Section 7.3 (Authorization and Validity of Agreement) and Section 7.6 (No Brokers);
“GAAP” shall mean, as applicable, (i) U.S. generally accepted accounting principles applied on a consistent basis (“U.S. GAAP”), (ii) German generally accepted accounting principles (German Commercial Code; Handelsgesetzbuch) applied on a consistent basis and (iii) Swiss generally accepted accounting principles (Swiss Code of Obligations; Obligationenrecht) applied on a consistent basis;
“GDPR” shall have the meaning set forth in Section 5.13(a);
“Good Standing” shall have the meaning set forth in Annex M;
“Governmental Entity” shall mean any United States or foreign federal, state or local governmental, regulatory or self-regulatory authority or other public or parliamentary body, agency, division, subdivision, audit group, procuring office or authority (including Regulatory Agencies), judicial authority (including any court), arbitrator, arbitration panel, mediator or similar authority, including the employees or agents thereof;
“Governmental Order” shall mean any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;
“Group A Allocation Percentage” shall have the meaning set forth in Section 2.1(a)(iv);
“Group A Seller Representative” shall have the meaning set forth in Annex K;
“Group A Sellers” shall have the meaning set forth in the Preamble;
“Group B Allocation Percentage” shall have the meaning set forth in Section 2.1(a)(iv);
“Group B Seller Representative” shall have the meaning set forth in Annex K;
“Group B Sellers” shall have the meaning set forth in the Preamble;
“Group Companies” shall have the meaning set forth in the Recitals;
“Group Company Organizational Documents” shall have the meaning set forth in Section 5.1;
“Group Company Reports” shall have the meaning set forth in Section 5.15(e);
“Guaranteed Obligations” shall have the meaning set forth in Section 18.13;
“Guaranteed Seller Obligations” shall have the meaning set forth in Section 18.14;
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments to the extent drawn), (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, (iv) all obligations of such Person for deferred purchase price for property, equity interests, assets or services, or earn-out or similar contingent payment obligations (whether or not currently payable and to the fullest extent payable), other than trade payables arising in the ordinary course of business consistent with past practice, (v) all obligations of such Person under sale‑and‑leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (vi) all obligations of such Person under any interest rate, currency or other hedging agreement, (vii) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any accrued but unpaid compensation, including bonuses, commissions, accrued but unpaid retirement plan contributions, and accrued but unpaid overtime, in each case, to the extent not reflected as a current liability of the Euro Companies or the U.S. Companies in the Euro Net Working Capital or the U.S.

Net Working Capital, as applicable, and that remains an obligation of any Group Company following the Closing, (viii) all obligations of the type referred to in clauses (i) through (vii) above of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (ix) for clause (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any fees and expenses, including termination fees, prepayment penalties, “breakage” cost or similar payments, associated with the repayments or maintenance of such Indebtedness; provided, that for purposes of this definition, “accrued but unpaid” shall mean that such amount has been accrued and has not been paid, regardless of whether payment of such amount is due;
“Indemnitee” shall have the meaning set forth in Section 12.4(a);
“Indemnitor” shall have the meaning set forth in Section 12.4(a);
“Indemnity Escrow Account” shall have the meaning set forth in Section 2.2;
“Indemnity Escrow Amount” shall mean an amount equal to $300,000;
“Indemnity Escrow Release Date” shall mean the date which is twelve (12) months following the Closing Date;
“Independent Accounting Firm” shall have the meaning set forth in Section 3.1(b);
“Instruments of Transfer” shall have the meaning set forth in Section 2.1(b);
“Insurance Proceeds” shall have the meaning set forth in Section 12.4(g);
“Intellectual Property” shall mean all rights in or to any of the following anywhere in the world: (a) trademarks and service marks (registered or unregistered), rights in logos and brands, certification marks, trade dress, rights in product configurations, trade names and rights in other names and slogans embodying business or product goodwill or indications of origin, all applications, registrations and renewals in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) patents and rights in patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology and computer programs, operating systems, applications, software and databases (including source code, object code, development documentation, programming tools, drawings, user manuals, specifications and data), data compilations and collections, and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and other governmental authority-issued indicia of invention ownership (including certificates of inventions, petty patents, and patent utility models); (c) trade secrets and rights in methods, processes, techniques including confidential and other non-public information, including the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights and rights in works of authorship, designs, mask works or other works, and registrations, renewals and applications for registration of copyrights in any jurisdiction; and (e) rights in Internet Web sites, Web pages, domain names and social media account or user names (including “handles”) and registrations or applications for registration thereof;

“Interests” shall have the meaning set forth in the Recitals;
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended;
“IRS” shall have the meaning set forth in Section 5.18(b);
“Key Employees” shall mean the Persons set forth on Schedule 1.2 under the heading “Key Employees”;
“Key Persons” shall mean the Persons set forth on Schedule 1.2 under the heading “Key Persons”;
“knowledge of the Sellers” and similar expressions shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Jules Grüninger, Maximilian Graf Drechsel, Jozsef Bugovics, Tobias Seige, Andreas Kinsky, Maximilian Graf von Oppersdorff, André Augier, Robert Parker and, to the extent relating to any representations or warranties set forth in Section 5.15, Section 5.16, Section 5.17 (with respect to those Company Contracts described in clauses (ii), (iii), (viii) and (xi) of Section 5.17(c)), Section 5.18, Section 5.19 or Section 5.21, those persons set forth on Schedule 1.3, of such fact, circumstance, event or other matter after reasonable inquiry;
“Kopernikus” shall have the meaning set forth in Section 8.17;
“Law” shall mean any laws, statutes, ordinances, rules, treaties, regulations, judgments, injunctions, orders and decrees or other restriction of any Governmental Entity;
“Leased Real Property” shall have the meaning set forth in Section 5.10(b);
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge or limitation or restriction on transfer;
“Listed Company Intellectual Property” shall have the meaning set forth in Section 5.12(c);
“Lock-Up Agreements” shall have the meaning set forth in Section 2.1(b);
“Losses” shall mean any and all damages, judgments, awards, liabilities, losses, costs, obligations, claims of any kind or nature, assessments, fines, and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents);
“Major Client Contracts” shall have the meaning set forth in Section 5.24;
“Major Clients” shall have the meaning set forth in Section 5.24;
“Material Adverse Effect” shall mean any event, change or effect that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business,

condition, results of operations or assets of the Group Companies, taken as a whole, except to the extent resulting from (a) changes in general domestic or international political conditions, (b) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (c) any change in Law, or the enforcement or interpretation thereof, applicable to the business of the Group Companies, (d) any change resulting from the execution, announcement or consummation of the transactions contemplated by, or the performance of any obligations under, this Agreement, including any change relating to the identity of the Buyers, (e) acts of war, sabotage or terrorism, military actions or the escalation thereof, (f) any hurricane, floor, tornado, earthquake or other natural disaster or any other force majeure event, (g) the failure of the Group Companies to achieve any financial projections or forecasts (it being understood that the facts, circumstances, events, changes or effects giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect, if such facts, circumstances, events, changes or effects are not otherwise described in clauses (a) through (g) of this definition), (h) the taking of any action approved in writing by a Buyer, or (i) any changes in applicable tax or accounting regulations, rules or principles, including changes in GAAP; provided, however, that with respect to clauses (a), (b), (c), (e) and (i) of this definition, such events, changes or effects shall be taken into account to the extent that the effects of such events, changes or effects are disproportionately adverse to the business, condition, results of operations or assets of the Group Companies, taken as a whole, as compared to other companies in the industries in which the Group Companies operate;
“Minimum Net Capital Amount” shall mean, as of the Closing, an amount equal to the greatest of (a) 120% of Quarton BD’s required minimum net capital, (b) 10% of Quarton BD’s aggregate indebtedness, with each of (a) and (b) calculated in accordance with Rule 15c3-1 under the Exchange Act based on the amount of excess net capital and deductions reported in Quarton BD’s then most recently filed Form X-17A-5, and (c) the minimum amount of net capital required by FINRA to be held by Quarton BD as of the Closing (calculated without regard to any capital required to fund any activities of Quarton BD after the Closing other than the continuation of the activities it conducted with respect to its business prior to the Closing Date), plus, in each case, $3,000;
“Neida” shall have the meaning set forth in Section 8.17;
“Non-Owned Company Intellectual Property” shall mean all Intellectual Property used or held for use by any of the Group Companies that is not Company Owned Intellectual Property, including any Prior Company Names (regardless of whether currently used), that is not Company Owned Intellectual Property;
“Non-U.S. Company Plan” shall have the meaning set forth in Section 5.18(a);
“Other Returns” shall have the meaning set forth in Section 10.3(b);
“Other Tax Party” shall have the meaning set forth in Section 10.3(c);
“Parent” shall have the meaning set forth in the Preamble;

“Per Earn-Out Period Cap” shall have the meaning set forth in Annex J;
“Permitted Liens” shall mean (a) Liens for utilities and current Taxes not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (d) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (e) Liens arising under protective filings, (f) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry, (g) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto and (h) Liens and other similar restrictions of record with respect to Leased Real Property or the activities conducted therein that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property and do not materially interfere with the present use of the Leased Real Property;
“Permitted Transaction” shall have the meaning set forth in Annex J;
“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;
“Personal Data” shall have the same meaning as the terms “personal data,” “personal information,” or the equivalent under the applicable Data Protection Law;
“Pre-Closing Tax Period” shall have the meaning set forth in Section 10.3(a);
“Pre-Closing Taxes” shall mean any and all liability for Taxes of any Group Company (i) for any Pre-Closing Tax Period, and (ii) for any taxable period beginning on or before and ending after the Closing Date, the portion of such period up to and including the Closing Date. For purposes of the foregoing clause (ii), the amount of Taxes for any taxable period beginning on or before and ending after the Closing Date that are allocable to the portion of such period up to and including the Closing Date shall be determined based upon a hypothetical closing of the taxable year on the Closing Date; provided, however, that the portion of any real, personal property, and other Taxes which are imposed on a periodic basis that are allocable to the portion of such period up to and including the Closing Date, shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such taxable period;
“Prior Company Names” shall have the meaning set forth in Section 8.10(a);
“Privileged Communications” shall have the meaning set forth in Section 18.16(b);

“Purchase Price” shall mean the aggregate purchase price for the Equity Securities which shall be (i) the Adjusted Closing Cash Payment, (ii) the Closing Stock Consideration, (iii) the Contingent Payments, if any, to be paid by the Buyers pursuant to Section 3.2 hereof and (iv) any amounts ultimately released to the Sellers pursuant to Section 3.1 and Section 12.2(e);
“QIEAG” shall have the meaning set forth in the Recitals;
“QIEAG Shares” shall have the meaning set forth in the Recitals;
“QPLLC” shall have the meaning set forth in the Recitals;
“QSGP” shall have the meaning set forth in the Recitals;
“Qualifying Loss” shall mean any individual indemnifiable Loss or series of related Losses in excess of $10,000;
“Quarton Association” shall have the meaning set forth in Section 5.6;
“Quarton BD” shall have the meaning set forth in the Recitals;
“Quarton Europe BAC” shall have the meaning set forth in Annex F;
“Quarton Group Heads” shall have the meaning set forth in Annex F;
“Quarton International AG” shall have the meaning set forth in Section 5.6;
“Quarton Switzerland” shall have the meaning set forth in Section 5.6;
“R&W Insurance Policy” shall mean the buyer-side representations and warranties insurance policy attached hereto as Exhibit B;
“Real Property Lease” shall have the meaning set forth in Section 5.17(c)(x);
“Regulatory Agency” shall mean each of (a) the SEC, (b) FINRA or any applicable United States or foreign industry self-regulatory organization and (c) all other applicable federal, state, local or foreign governmental or regulatory agencies or authorities;
“Relevant Stock Exchange” shall mean NASDAQ or, if the Class A Common Stock is not then listed on NASDAQ, on the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading;
“Restricted Period” shall mean the period commencing on the Closing Date and ending on the three (3)-year anniversary of the Closing Date;
“Revenue Benchmark Amount” shall have the meaning set forth in Annex J;

“Revenue Statement” shall have the meaning set forth in Section 11.1(a);
“Schedule” or “Schedules” shall mean the disclosure schedules attached hereto;
“SEC” shall mean the U.S. Securities and Exchange Commission;
“Second Earn-Out Period” shall mean the fiscal year ending December 31, 2020;
“Securities Act” shall mean the Securities Act of 1933, as amended;
“Seller Indemnitees” shall have the meaning set forth in Section 12.3;
“Seller Representatives” shall mean the Group A Seller Representative and the Group B Seller Representative, acting jointly, except as otherwise expressly provided herein;
“Sellers” shall have the meaning set forth in the Preamble;
“Service Providers” shall mean any employees, officers, directors, partners, consultants (including Associated Partners) or interns of the Group Companies;
“Shareholders Agreement” shall mean any agreement providing for voting rights, registration rights, rights of first refusal or first offer, co-sale rights, call rights, put rights, drag rights or similar rights with respect to Equity Securities (including any limited liability company agreement, operating agreement, limited partnership agreement, registration rights agreement or equityholders agreement) to which any of the Sellers, the Beneficial Owners and/or any Group Company are parties. For the avoidance of doubt, the Shareholder Agreement of the Company, dated as of July 18, 2017, by and among the Sellers, the Beneficial Owners, the Company, QIEAG and QPLLC shall be deemed a Shareholders Agreement for purposes of this Agreement;
“Shares” shall have the meaning set forth in the Recitals;
“Specified Action” shall have the meaning set forth in Annex J;
“Specified Employees” shall have the meaning set forth in Section 15.8;
“Specified European Fees” shall have the meaning set forth in the definition of “2018 Revenues”;
“Specified Payment” shall have the meaning set forth in Section 9.3;
“Specified Receivable” shall have the meaning set forth on Annex H;
“Stock Consideration” shall mean the Closing Stock Consideration and the Contingent Stock Consideration;
“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that notwithstanding anything to the contrary herein, Quarton Association shall be deemed a Subsidiary of QPLLC, QIEAG, Quarton International AG and Quarton Switzerland;
“Target Net Working Capital” shall mean an amount equal to $0.00;
“Tax Authority” shall mean any Governmental Entity imposing any Taxes, including any interest, penalties, or additions thereto;
“Tax Matters” shall have the meaning set forth in Section 10.5(a);
“Tax Return” shall mean any federal, state, local or foreign Tax report, return, information return, filing, schedule, form or claim for refund, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing;
“Taxes” shall mean all U.S. federal, state, local, foreign taxes, levies, fees, imposts, duties, including income, gross income, gross receipts, unincorporated business, production, excise, sales, use, service, gains, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, social security (or similar taxes, including FICA and social welfare), employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profits, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Tax Authority whether disputed or not; and “Tax” shall mean any one of them;
“Third Earn-Out Period” shall mean the fiscal year ending December 31, 2021;
“Trading Day” shall mean a day on which trading in Class A Common Stock generally occurs on the Relevant Stock Exchange;
“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Lock-Up Agreements, the Employment Agreements and the Board Service Agreement;
“Transaction Expenses” shall mean, in each case, determined in accordance with GAAP and calculated in accordance with the sample calculation set forth on Annex G hereto, (i) any costs and expenses of the Group Companies incurred in connection with this Agreement or the transactions contemplated hereby, in each case, which are not paid at or prior to the Closing, as of the close of business on the Closing Date, (ii) Freeman & Company’s fees and other expenses of the Sellers, the Beneficial Owners, and/or the Group Companies related to the transactions contemplated by this Agreement, (iii) $520,523 in respect of the R&W Insurance Policy and (iv) all amounts payable as of the Closing Date by the Group Companies (including the employer portion of any Taxes and withholding and/or social security Taxes associated therewith or such other amounts required under the Code or any applicable Law on such amounts, as applicable, including any amounts required to be deducted and withheld with respect to the payment of such amounts), under any retention, change of control or similar transaction, incentive, termination, compensation, severance or similar arrangements, in each case which are contingent upon, triggered or accelerated by, or otherwise become payable solely as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (excluding any amounts payable under the Earn-Out Period Incentive Pool pursuant to Annex L hereto or pursuant to any arrangement entered into by or at the direction of or as a result of any action taken or omitted to be taken after the Closing by the Buyers or any of their Affiliates (including, after the Closing, the Group Companies));
“Treasury Regulations” shall mean the regulations prescribed under the Code;
“U.S. Adjusted Closing Cash Payment” shall mean an amount equal to (A) the product obtained by multiplying (x) (a) eighty percent (80%) of the Closing Amount, (b) minus the Indemnity Escrow Amount, (c) minus the estimated Transaction Expenses set forth on the Estimated Closing Balance Sheet Statement, by (y) 0.48, (B) (a) plus (i) the amount, if any, by which the estimated U.S. Net Working Capital set forth on the Estimated Closing U.S. Balance Sheet exceeds the Target Net Working Capital or minus (ii) the amount, if any, by which the Target Net Working Capital exceeds the estimated U.S. Net Working Capital set forth on the Estimated Closing U.S. Balance Sheet, (b) minus the U.S. Adjustment Escrow Amount;
“U.S. Adjustment Escrow Account” shall have the meaning set forth in Section 2.2;
“U.S. Adjustment Escrow Amount” shall mean an amount equal to $125,000;
“U.S. Buyer” shall have the meaning set forth in the Preamble;
“U.S. Cash” shall mean all cash (including bank account balances) and Cash Equivalents of the U.S. Companies (including, without duplication, 48% of the cash of Quarton Association), including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any issued but uncleared checks, drafts and wires issued prior to such time, less the amount of any overdraft account balance, including any interest payable thereon, in each case, without giving effect to the transactions contemplated hereby, determined as of the close of business on the Closing Date in accordance with U.S. GAAP and the sample calculation set forth on Annex G hereto; provided, however, that if the excess of U.S. Cash over outstanding payables of the U.S. Companies as of the Closing Date that are current liabilities of the U.S. Companies included in the calculation of U.S. Net Working Capital is greater than $1,000,000 (such amount in excess of $1,000,000, the “U.S. Cash Reduction Amount”), U.S. Cash shall be reduced by the U.S. Cash Reduction Amount; provided, further, that U.S. Cash shall not include any amounts included in the Minimum Net Capital Amount;
“U.S. Companies” shall have the meaning set forth in the Recitals;
“U.S. Continuing Employee” shall have the meaning set forth in Section 13.1(a);
“U.S. GAAP” shall have the meaning set forth in the definition of “GAAP”;

“U.S. Net Adjustment Amount” shall mean an amount, which may be positive or negative, equal to the sum of (A) the U.S. Net Working Capital (as finally determined in accordance with Section 3.1(b)) minus the estimated U.S. Net Working Capital set forth on the Estimated Closing U.S. Balance Sheet, minus (B) the product obtained by multiplying (x) the Transaction Expenses (as finally determined in accordance with Section 3.1(b)) minus the estimated Transaction Expenses set forth on the Estimated Closing Balance Sheets by (y) 0.48;
“U.S. Net Working Capital” shall mean, without duplication, the amount equal to (a) the sum of (i) the U.S. Cash and (ii) the current accounts receivable of the U.S. Companies, minus (b) the sum of (i) any Indebtedness of the U.S. Companies, which is not paid at or prior to the Closing, as of the close of business on the Closing Date and (ii) the current liabilities of the U.S. Companies, determined, in each case, in accordance with U.S. GAAP and calculated, in each case, in accordance with the sample calculation set forth on Annex G hereto; provided, that notwithstanding anything to the contrary herein, (x) U.S. Net Working Capital shall not include any income Tax liabilities or income Tax assets, or any amounts included in Minimum Net Capital Amount or Transaction Expenses and (y) for the avoidance of doubt, no amounts included in the calculation of Euro Net Working Capital (including with respect to Quarton Association) shall be included in the calculation of U.S. Net Working Capital in a manner that would result in double counting;
“U.S. Purchase Price” shall have the meaning set forth in Section 2.1(a)(iii); and
“VWAP” per share of Class A Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “COWN<EQUITY>VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of the Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm mutually agreed by the Buyers and the Seller Representatives and retained by the Buyers for this purpose) and the “Average VWAP” per share of Class A Common Stock over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.
SECTION 2.    PURCHASE AND SALE OF SECURITIES.
SECTION 2.1.    Purchase of Equity Securities.
(a)    Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the parties set forth below, at the Closing:
(i)    the Euro Buyer shall purchase from the Sellers and the Sellers shall sell to the Euro Buyer, free and clear of all Liens, the Company Shares, each in such classes and amounts as set forth next to such Seller’s name in Annex B;
(ii)    the Euro Buyer (or its designee) shall purchase from the Group A Sellers and the Group A Sellers shall sell to the Euro Buyer (or its designee), free and clear of all Liens, the QIEAG Shares, each in such classes and amounts as set forth next to such Group A Seller’s name in Annex C;
(iii)    the U.S. Buyer (or its designee) shall purchase from the Group B Sellers and the Group B Sellers shall sell to the U.S. Buyer (or its designee) the Interests, free and clear of all Liens, each in such classes and amounts as set forth next to such Group B Seller’s name in Annex D (the aggregate amount paid for such Interests, the “U.S. Purchase Price”);
(iv)    the Buyers shall deliver to (A) the Group A Sellers the Euro Adjusted Closing Cash Payment, by wire transfer of immediately available funds by the Buyers or one of their respective Affiliates (it being understood that the Buyers shall pay each Group A Seller the portion of the Euro Adjusted Closing Cash Payment equal to the product obtained by multiplying (x) the Euro Adjusted Closing Cash Payment by (y) the percentage set forth next to such Group A Seller’s name on Annex C (such percentage for each Group A Seller, the “Group A Allocation Percentage”)) and (B) the Group B Sellers the U.S. Adjusted Closing Cash Payment, by wire transfer of immediately available funds by the Buyers or one of their respective Affiliates (it being understood that the Buyers shall pay each Group B Seller the portion of the U.S. Adjusted Closing Cash Payment equal to the product obtained by multiplying (x) the U.S. Adjusted Closing Cash Payment by (y) the percentage set forth next to such Group B Seller’s name on Annex D (such percentage for each Group B Seller, the “Group B Allocation Percentage”)), in each case to such account or accounts as the Seller Representatives shall, not less than three (3) Business Days prior to the Closing Date, designate in writing to the Buyers;
(v)    the Buyers shall cause to be issued to the Sellers, and/or their designee(s), the Closing Stock Consideration in accordance with their respective Allocation Percentages, and shall provide evidence of issuance thereof in book-entry form from the Parent’s transfer agent;
(vi)    the Buyers shall, on behalf of the Group Companies, pay in full the aggregate dollar amount to satisfy any Indebtedness of the Group Companies to be paid at the Closing to the applicable lenders identified in, and in accordance with, the executed pay-off letters provided by the Sellers on behalf of the Group Companies to the Buyers at or prior to the Closing, which pay-off letters shall (A) be in form and substance reasonably satisfactory to the Buyers, (B) be provided in draft form by the Seller Representatives to the Buyers no later than the date that is three (3) Business Days prior to the Closing, (C) confirm the principal amount of all such Indebtedness covered thereby, and the amount of accrued interest thereon and fees, penalties, premiums and other obligations of the Group Companies thereunder and (D) provide that upon receipt of the amounts set forth therein in accordance with the payment instructions set forth therein, all Indebtedness covered thereby shall be paid in full, and all related guarantees and Liens shall be discharged; and
(vii)    the Buyers shall pay, or cause to be paid, on behalf of the Group Companies (as applicable), the Transaction Expenses, to the extent not previously paid, by wire transfer of immediately available funds as directed in writing by the Seller Representatives not less than three (3) Business Days prior to the Closing Date.
(b)    At the Closing, the Sellers shall deliver to the Buyers (or their designees) all duly executed instruments of assignment and transfer endorsed in blank by the Sellers (collectively, “Instruments of Transfer”), in proper form for the transfer of the Equity Securities, free and clear of any Lien, in a form reasonably satisfactory to the Buyers, against payment by the Buyers to the Sellers of the Purchase Price, subject to the terms and conditions set forth herein. At the Closing, the Sellers shall deliver to the Buyers, and the Buyers shall deliver on behalf of the Parent to the Sellers, duly executed counterparts to lock-up agreements in the form set forth as Exhibit C with respect to any Stock Consideration paid by the Buyers to the Sellers hereunder (the “Lock-Up Agreements”).
SECTION 2.2.    Escrow. On the Closing Date, the Buyers shall cause to be deposited with the Escrow Agent and held in separate accounts the (i) Indemnity Escrow Amount (the “Indemnity Escrow Account”), (ii) the U.S. Adjustment Escrow Amount (the “U.S. Adjustment Escrow Account”) and (iii) the Euro Adjustment Escrow Amount (the “Euro Adjustment Escrow Account”), in each case, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement.
SECTION 3.    PURCHASE PRICE ADJUSTMENTS.
SECTION 3.1.    Working Capital Adjustments.
(a)    Closing Date Working Capital Adjustments. Not more than five (5) Business Days nor less than two (2) Business Days before the Closing Date, the Seller Representatives shall, in good faith using the Group Companies’ then available financial information, prepare a statement (the “Estimated Closing Balance Sheet Statement”) consisting of: (i) an estimated balance sheet of the U.S. Companies as of the close of business on the Closing Date (the “Estimated Closing U.S. Balance Sheet”) setting forth an estimate of the U.S. Net Working Capital, (ii) an estimated balance sheet of the Euro Companies as of the close of business on the Closing Date (the “Estimated Closing Euro Balance Sheet” and, together with the Estimated Closing U.S. Balance Sheet, the “Estimated Closing Balance Sheets” and, each, an “Estimated Closing Balance Sheet”) setting forth an estimate of the Euro Net Working Capital and (iii) an estimate of the Transaction Expenses as of the close of business on the Closing Date. The Estimated Closing U.S. Balance Sheet shall be prepared in accordance with U.S. GAAP and the Estimated Closing Euro Balance Sheet shall be prepared in accordance with applicable GAAP. The Estimated Closing Balance Sheet Statement and each of the Estimated Closing Balance Sheets shall be prepared in a manner consistent with the sample calculation set forth on Annex G.
(b)    Post-Closing Working Capital Determination. On the first Business Day following the day that is ninety (90) calendar days following the Closing Date, unless such date falls within five (5) calendar days of quarter end (i.e., March 31, June 30, September 30 and December 31), then one hundred and twenty (120) calendar days following the Closing Date, the Buyers shall deliver to the Seller Representatives a statement (the “Closing Balance Sheet Statement”) consisting of: (i) the balance sheet of the U.S. Companies as of the close of business on the Closing Date (the “Closing U.S. Balance Sheet”), prepared in accordance with U.S. GAAP, setting forth a calculation of the U.S. Net Working Capital, (ii) the balance sheet of the Euro Companies as of the close of business on the Closing Date (together with the Closing U.S. Balance Sheet, the “Closing Balance Sheets”), prepared in accordance with GAAP, setting forth a calculation of Euro Net Working Capital and (iii) a calculation of the Transaction Expenses as of the close of business on the Closing Date; provided, however, that any account receivable shown or reflected on an Estimated Closing Balance Sheet that remains unpaid five (5) Business Days prior to the date of delivery of the Closing Balance Sheet Statement shall not be included as an asset of the U.S. Companies or the Euro Companies, as applicable, in the calculation of the U.S. Net Working Capital or the Euro Net Working Capital, as applicable, shown or reflected on the applicable Closing Balance Sheet so long as the Buyers have caused the U.S. Companies or the Euro Companies, as applicable, to use commercially reasonable efforts to collect such account receivable following the Closing and have, on or promptly following the date of delivery of the Closing Balance Sheet Statement, assigned to the Seller Representatives the right, on behalf of the Group A Sellers or the Group B Sellers, as applicable, to directly collect any such account receivable shown or reflected on the applicable Estimated Closing Balance Sheet that was not included as an asset in the U.S. Net Working Capital or the Euro Net Working Capital, as applicable, on the applicable Closing Balance Sheet. The Closing Balance Sheet Statement and each of the Closing Balance Sheets shall be prepared in a manner consistent with the sample calculation set forth on Annex G. During the preparation of the Closing Balance Sheet Statement by the Buyers and the period of any dispute with respect to the application of this Section 3.1(b), each party shall cooperate with the other parties hereto to the extent reasonably requested to prepare the Closing Balance Sheet Statement or to investigate the basis for any dispute. The Closing Balance Sheet Statement shall be reviewed by the Seller Representatives and, in connection with such review, the Seller Representatives shall have reasonable access during normal business hours, with reasonable advance notice, to all books, records, work papers and personnel (including those of the Buyers’ and the Group Companies’ accountants and auditors, to the extent the Buyers are reasonably able to obtain such books and records and work papers) relating to the Closing Balance Sheet Statement and all other items reasonably requested by the Seller Representatives to the extent related thereto. If the Seller Representatives take exception to any items in the computation of the U.S. Net Working Capital, the Euro Net Working Capital or the Transaction Expenses shown or reflected in the Closing Balance Sheet Statement, the Seller Representatives shall, not later than forty-five (45) calendar days after receipt of the Closing Balance Sheet Statement, render a report thereon (the “Closing Balance Sheet Report”). The Closing Balance Sheet Report shall list those items, if any, to which the Seller Representatives take exception and the Seller Representatives’ proposed adjustment. The Closing Balance Sheet Report shall be prepared in a manner consistent with the sample calculation set forth on Annex G. If the Seller Representatives fail to deliver to the Buyers the Closing Balance Sheet Report within forty-five (45) calendar days following receipt of the Closing Balance Sheet Statement, the Sellers shall be deemed to have accepted the Closing Balance Sheet Statement for the purposes of any adjustment to the Purchase Price under Section 3.1(c) or Section 3.1(d). If the Seller Representatives give the Buyers notice of objections to the Closing Balance Sheet Statement, and if the Seller Representatives and the Buyers are unable, within fifteen (15) Business Days after receipt by the Buyers of the notice from the Seller Representatives of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants (the “Independent Accounting Firm”) mutually and reasonably acceptable to the Seller Representatives and the Buyers. In resolving the disputed items, the Independent Accounting Firm (A) shall be bound by the provisions of this Section 3.1, (B) may not assign a value to any item greater than the greatest value claimed for such item by either the Buyers or the Seller Representatives or less than the smallest value claimed for such item by either the Buyers or the Seller Representatives, (C) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Closing Balance Sheet Statement to comply with the provisions of this Agreement and (D) shall act as an expert and not act as an arbitrator. The Independent Accounting Firm shall, within thirty (30) days following its selection, deliver to the Seller Representatives and the Buyers a written report determining such disputed exceptions (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Purchase Price under Section 3.1(c) or Section 3.1(d). The fees and disbursements of the Independent Accounting Firm acting under this Section 3.1 shall be allocated between the Buyers, on the one hand, and the Sellers, on the other hand, based upon the total monetary value of disputed exceptions resolved in favor of such parties, with the Buyers, on the one hand, and the Sellers, on the other hand, bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against such parties bear to the total monetary value of all disputed exceptions considered by the Independent Accounting Firm.
(c)    U.S. Post-Closing Working Capital Adjustment. Within two (2) Business Days after the U.S. Net Adjustment Amount is finalized pursuant to Section 3.1(b):
(i)    If the U.S. Net Adjustment Amount is positive, (A) the Buyers shall pay in cash, by wire transfer of immediately available funds to such account or accounts as the Group B Seller Representative shall designate in writing to the Buyers, to the Group B Sellers in accordance with their respective Group B Allocation Percentages an amount equal to the U.S. Net Adjustment Amount and (B) the Buyers and the Group B Seller Representative shall instruct the Escrow Agent to release to the Group B Sellers in accordance with their respective Group B Allocation Percentages all of the U.S. Adjustment Escrow Account; or
(ii)    (A) If the U.S. Net Adjustment Amount is negative and its absolute value is an amount that exceeds the U.S. Adjustment Escrow Amount, (1) the Buyers and the Group B Seller Representative shall instruct the Escrow Agent to release to the Buyers all of the U.S. Adjustment Escrow Account and (2) the Group B Sellers shall pay in cash in accordance with their respective Group B Allocation Percentages an amount equal to the amount by which the absolute value of the U.S. Net Adjustment Amount exceeds the U.S. Adjustment Escrow Amount by wire transfer of immediately available funds to such account or accounts as the Buyers shall designate in writing to the Group B Seller Representative and (B) if the U.S. Net Adjustment Amount is negative and its absolute value is an amount that is less than or equal to the U.S. Adjustment Escrow Amount, the Buyers and the Group B Seller Representative shall instruct the Escrow Agent to release (1) to the Buyers a portion of the U.S. Adjustment Escrow Account equal to the absolute value of the U.S. Net Adjustment Amount and (2) to the Group B Sellers in accordance with their respective Group B Allocation Percentages the remaining portion, if any, of the U.S. Adjustment Escrow Account.

(d)    Euro Post-Closing Working Capital Adjustment. Within two (2) Business Days after the Euro Net Adjustment Amount is finalized pursuant to Section 3.1(b):
(i)    If the Euro Net Adjustment Amount is positive, (A) the Buyers shall pay in cash, by wire transfer of immediately available funds to such account or accounts as the Group A Seller Representative shall designate in writing to the Buyers, to the Group A Sellers in accordance with their respective Group A Allocation Percentages an amount equal to the Euro Net Adjustment Amount and (B) the Buyers and the Group A Seller Representative shall instruct the Escrow Agent to release to the Group A Sellers in accordance with their respective Group A Allocation Percentages all of the Euro Adjustment Escrow Account; or
(ii)    (A) If the Euro Net Adjustment Amount is negative and its absolute value is an amount that exceeds the Euro Adjustment Escrow Amount, (1) the Buyers and the Group A Seller Representative shall instruct the Escrow Agent to release to the Buyers all of the Euro Adjustment Escrow Account and (2) the Group A Sellers shall pay in cash in accordance with their respective Group A Allocation Percentages an amount equal to the amount by which the absolute value of the Euro Net Adjustment Amount exceeds the Euro Adjustment Escrow Amount by wire transfer of immediately available funds to such account or accounts as the Buyers shall designate in writing to the Group A Seller Representative and (B) if the Euro Net Adjustment Amount is negative and its absolute value is an amount that is less than or equal to the Euro Adjustment Escrow Amount, the Buyers and the Group A Seller Representative shall instruct the Escrow Agent to release (1) to the Buyers a portion of the Euro Adjustment Escrow Account equal to the absolute value of the Euro Net Adjustment Amount and (2) to the Group A Sellers in accordance with their respective Group A Allocation Percentages the remaining portion, if any, of the Euro Adjustment Escrow Account.
(a)    Notwithstanding anything to the contrary in Sections 3.1(c) and 3.1(d), in respect of any payment due to the Buyers thereunder, in lieu of requiring the applicable Sellers and/or Beneficial Owners to pay their applicable portions thereof, the Buyers may elect, subject to Section 12.2(b) and without duplication, to (i) offset or reduce the amount of the Contingent Payments (if any) due to such Seller(s) or Beneficial Owner(s), as applicable, against or by all or any portion of such payment due to the Buyers under Section 3.1(c) or 3.1(d) and/or (ii) instruct the Escrow Agent to disburse to the Buyers a portion of the Indemnity Escrow Account in cash equal to all or any portion of such payment and the Buyers and the Seller Representatives shall instruct the Escrow Agent accordingly.
(b)    For the avoidance of doubt, any adjustment pursuant to this Section 3.1 shall be treated as an adjustment to the Purchase Price.
SECTION 3.2.    Contingent Payments. The parties hereto agree to the provisions of, and to take the actions set forth in, Section 3.2 of Annex J hereto. Subject in all respects to and pursuant to the provisions of Annex J hereto, during the Earn-Out Periods, the Buyers shall pay the Contingent Payments to the Sellers in accordance with the provisions of Annex J; provided, that subject in all respects to Annex J, (a) the aggregate amount of the Contingent Payment Amounts, if any, payable hereunder in respect of all Earn-Out Periods (including the Fifth Earn-Out Period) shall in no event exceed $40,000,000 in the aggregate, and (b) eighty percent (80%) of the amount of each Contingent Payment shall be paid to the Sellers in cash and, subject to the Lock-Up Agreements delivered by the Sellers pursuant to Section 2.1(b), twenty percent (20%) of the amount of each remaining Contingent Payment shall be paid to the Sellers in the form of the issuance of Class A Common Stock (based on the Average VWAP per share of Class A Common Stock for the thirty (30) consecutive Trading Days immediately prior to the date such Contingent Payment is to be paid hereunder). Without limiting the foregoing, the parties hereto agree that, except as otherwise expressly set forth herein, references to Section 3.2 and any subsections, clauses, subclauses or other provisions of Section 3.2 in this Agreement (including in Annex J) shall be deemed to mean Section 3.2 as set forth in Annex J and any subsections, clauses, subclauses or other provisions of Section 3.2 as set forth in Annex J, as applicable.
SECTION 3.3.    Withholding. Notwithstanding anything to the contrary contained herein, the Buyers will be entitled to deduct and withhold or cause any Group Company to deduct and withhold from any amounts payable under this Agreement, any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be paid over to the appropriate Governmental Entity on a timely basis, as required by applicable Law, and will be treated for all purposes of this Agreement as having been paid to the Sellers. The Buyers agree to (i) treat the Contingent Payment Amounts consistent with Section 3.2(d) for purposes of withholding Taxes, except to the extent otherwise required under applicable Law and (ii) consult with the Sellers in good faith to determine whether any deduction or withholding is required under applicable Law and to cooperate with the Sellers to reduce the amount of any such required withholding if possible.
SECTION 4.    CLOSING.
The closing (the “Closing”) for the consummation of the transactions contemplated by the Transaction Documents shall take place at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, NY 10019-6099 at 10:00 a.m. New York time on the later of (i) January 2, 2019 and (ii) the third (3rd) Business Day after all the conditions to the obligations of the parties hereunder set forth in Sections 14 and 15 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of such conditions), or at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”).
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
The Sellers, severally and not jointly, hereby represent and warrant to the Buyers that, except as set forth in the Schedules (subject to Section 18.10), the statements in this Section 5 are true and correct.
SECTION 5.1.    Organization. Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other organizational power, as applicable, to own its properties and assets and to conduct its business as now conducted. Copies of the certificate of formation and operating agreement (or equivalent organizational documents) of each Group Company (collectively, the “Group Company Organizational Documents”), with all amendments thereto to the date hereof, have been furnished to the Buyers or their representatives, and such copies are accurate and complete as of the date hereof.
SECTION 5.2.    Qualification to Do Business. Each Group Company is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 5.2 sets forth all jurisdictions in which each Group Company is qualified to do business.
SECTION 5.3.    No Conflict or Violation. The execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of any Group Company Organizational Document and do not and will not (a) violate in any material respect any provision of Law to which the Group Companies are subject, or any order, judgment or decree of any court or other Governmental Entity having jurisdiction over the Group Companies or any of their respective properties that is material to the operations of the Group Companies, (b) result in the creation or imposition of any material Lien (other than a Permitted Lien) upon any of the assets, properties or rights of the Group Companies, or (c) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any liability or loss of any benefit under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any Group Company is a party or by which it is bound or to which any of its properties or assets is subject, except, in the case of this clause (c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 5.4.    Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval (a “Consent”) of any Governmental Entity, or of any other Person (including the consent of each counterparty to a Company Contract) and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of the Transaction Documents or the performance by the Sellers and the Group Companies, as applicable, of its obligations hereunder or thereunder other than Consents, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or impair the ability of the Buyers to conduct the Group Companies’ operations following the Closing in substantially the same manner as presently conducted.
SECTION 5.5.    Capitalization; Subsidiaries.
(a)    (i) The Company Shares are the sole shares of share capital or other equity interests of the Company and are held solely by the Sellers and in such classes and amounts as set forth on Annex B, (ii) the QIEAG Shares are the sole shares of share capital or other equity interests of QIEAG and are held solely by the Group A Sellers and in such classes and amounts as set forth on Annex C, and (iii) the Interests are the sole membership or other equity interests of QPLLC and QSGP and are held solely by the Group B Sellers in such classes and amounts as set forth on Annex D. Except as set forth on Schedule 5.5(a), each Group Company: (A) does not have outstanding any securities convertible into or exchangeable for any of its equity interest or any rights to subscribe for or to purchase or any options for the purchase of any of its equity interests; (B) is not party to any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any such equity interests, or any interests or securities convertible into or exchangeable for any such equity interests; and (C) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any of its equity interests. The Company Shares, the QIEAG Shares and the Interests are validly issued and fully paid and non-assessable.
(b)    No Group Company directly or indirectly owns, or holds any rights to acquire, any capital stock, share capital or any other securities, interests or investments in any other Person, other than with respect to a wholly-owned Subsidiary. On the Closing Date, the Group Companies will not directly or indirectly own, or hold any rights to acquire, any such capital stock, share capital, securities, interests or investments. Each Group Company owns, directly or indirectly, one hundred percent (100%) of the equity securities of its Subsidiaries and all of the Subsidiaries of the Group Companies and the ownership interests in each such Subsidiary are set forth on Schedule 5.5(b).
SECTION 5.6.    Financial Statements.
(a)    The Sellers have heretofore furnished to the Buyers copies of (a) (i) the unaudited balance sheet of the Company as of September 30, 2018, together with the related unaudited statement of income for the fiscal period then ended, (ii) the audited balance sheet of the Company as of December 31, 2017, together with the related audited statement of income for the fiscal year then ended and the notes thereto, and (iii) the audited balance sheet of the Company as of December 31, 2016 audited by TFP Treuhand AG, together with the related audited statement of income, changes in owner’s capital and cash flows for the fiscal year then ended and the notes thereto, accompanied by the reports thereon of such public accountants, in each case prepared in accordance with GAAP; (b) (i) the unaudited balance sheets of QIEAG and Quarton International AG, a Swiss corporation (“Quarton Switzerland”) as of September 30, 2018 together with the related unaudited statements of income for the fiscal period then ended, and (ii) the audited balance sheets of each of QIEAG and Quarton Switzerland as of each of December 31, 2017, December 31, 2016 and December 31, 2015 audited by TFP Treuhand AG, together with the related audited statements of income, changes in owner’s capital and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of such public accountants, in each case prepared in accordance with GAAP; (c) (i) the unaudited balance sheet of Quarton Association, a Swiss corporation (“Quarton Association”) as of September 30, 2018 together with the related unaudited statements of income for the fiscal period then ended, and (ii) the audited balance sheet of Quarton Association as of December 31, 2017 audited by TFP Treuhand AG, together with the related audited statement of income for the fiscal year then ended and the notes thereto, prepared in accordance with GAAP; (d) (i) the unaudited balance sheet of Quarton International AG, a German stock corporation (Aktiengesellschaft) (“Quarton International AG”) as of September 30, 2018, together with the related unaudited statement of income for the fiscal period then ended, and (ii) the unaudited balance sheets of Quarton International AG as of each of December 31, 2017, December 31, 2016 and December 31, 2015 prepared by VF-Steuerberatungsgesellschaft mbH Leipzig, together with the related statements of income, changes in owner’s capital and cash flows for the fiscal years then ended and the notes thereto, prepared in accordance with GAAP and accompanied by the reports thereon of such public accountants; (e) (i) the unaudited balance sheet of Quarton BD as of September 30, 2018, together with the related unaudited statement of income for the fiscal period then ended, and (ii) the audited balance sheets of Quarton BD as of each of December 31, 2017, December 31, 2016 and December 31, 2015 audited by Carnaghi & Schwark, PLLC, together with the related audited statements of income, changes in partners’ capital and cash flows for the fiscal years then ended and the notes thereto, prepared in accordance with GAAP and accompanied by the reports thereon of such public accountants; and (f) (i) the unaudited balance sheet of QPLLC as of September 30, 2018, together with the related unaudited statement of income as of September 28, 2018, and (ii) the unaudited balance sheets of QPLLC as of each of December 31, 2017 and December 31, 2016, together with the related unaudited statements of income for the fiscal years then ended, prepared in accordance with GAAP (all such financial statements referred to in clauses (a), (b), (c), (d) and (e) above and this clause (f), the “Company Financial Statements” and all balance sheets as of December 31, 2017 included in the Company Financial Statements, the “Balance Sheets”). The Company Financial Statements, including the notes thereto, (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, (B) present fairly in all material respects in accordance with GAAP the financial position, results of operations and changes in financial position of the applicable Group Company as of such dates and for the periods then ended (in the case of (A), subject, in the case of the unaudited financial statements referred to above, to normal year-end audit adjustments consistent with prior periods, any other immaterial adjustments described therein and the absence of notes thereto) and (C) are complete, correct and in accordance with the books of account and records of the applicable Group Company in all material respects.
(b)    There are no “off balance sheet arrangements” (as defined by Item 303(a)(4) of Regulation S-K promulgated by the SEC or by other applicable Law) in respect of any Group Company.
SECTION 5.7.    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, there has not been:
(i)    any Material Adverse Effect;
(ii)    any material loss, damage, destruction or other casualty to the assets or properties of any Group Company (other than any for which insurance awards have been received or guaranteed); or
(iii)    any change in any method of accounting or accounting practice of any Group Company.

(b)    Since December 31, 2017, each Group Company has operated in the ordinary course of its business consistent with past practice and has not directly or indirectly:
(i)    incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except as reflected on the applicable Balance Sheet or incurred since the date of the applicable Balance Sheet in the ordinary course of business consistent with past practice;
(ii)    failed to discharge or satisfy any Lien when due or pay or satisfy when due any obligation or liability (whether absolute, accrued, contingent or otherwise), other than (A) liabilities being contested in good faith and for which adequate reserves have been provided on the applicable Balance Sheet and (B) Permitted Liens;
(iii)    mortgaged, pledged or subjected to any Lien any of its material assets, properties or rights, except for Permitted Liens;
(iv)    sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;
(v)    disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications;
(vi)    disposed of or disclosed (unless subject to a confidentiality agreement) any material trade secrets or Company Proprietary Software;
(i)    defaulted on any material obligation;
(ii)    entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;
(i)    made any capital expenditure in excess of $50,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;
(ii)    incurred any obligation or liability for the payment of severance benefits or payment upon a change in control;
(iii)    redeemed, purchased or otherwise acquired, directly or indirectly, any of its equity interests or other securities, or agreed to do so; or
(iv)    entered into any agreement or made any commitment to do any of the foregoing.
SECTION 5.8.    Taxes.
(a)    Each Group Company has timely filed all income and other material Tax Returns required by applicable Law to be filed and has paid all income and other material Taxes due and payable by each Group Company whether or not shown on such Tax Returns. Such Tax Returns are true, complete and accurate in all material respects.
(b)    There are no Tax audits, actions, suits, proceedings, investigations, written claims or other administrative proceedings or court proceedings now pending with regard to any Taxes or Tax Returns of any Group Company or threatened in writing by any Tax Authority.
(c)    Except as set forth on Schedule 5.8(c), no ruling with respect to Taxes has been requested by or on behalf of any Group Company.
(d)    No claim has ever been made by a Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that a Group Company is or may be subject to taxation by that jurisdiction, nor, to the knowledge of the Sellers, is any such claim threatened.
(e)    There are no Liens for Taxes on any of the assets of any Group Company other than statutory Liens for Taxes not yet due and payable.
(f)    No written waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes is currently effective; moreover, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to any Group Company that would be binding after the Closing Date.
(g)    No Group Company is a party to any Tax sharing or allocation or similar agreement or arrangement with respect to Taxes other than agreements with other Group Companies or customary commercial agreements the primary subject matter of which is not Taxes.
(h)    Each Group Company has made available to the Buyers correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against or agreed to by such Group Company since January 1, 2012.
(i)    No Group Company has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).
(j)    Each of QPLLC, QSGP and each of their respective Subsidiaries is and always has been classified as a partnership (but not a publicly traded partnership) or a disregarded entity for U.S. federal and applicable state and local income tax purposes.
(k)    Each Group Company has withheld and paid all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, partner, consultant (including any Associated Partner), creditor, independent contractor, introducing agent, intern, or other Person.
(a)    All accounts, books, registers, ledgers, records and supporting documents of the Group Companies are in all material respects up-to-date through the end of the most recent period covered therein and have been properly and accurately kept in all material respects, in accordance with all applicable Laws.
(b)    Schedule 5.8(m) contains a current, complete and accurate list of all currently effective Tax rulings issued to a Group Company. The Tax rulings are not subject to any written threat of termination. The submissions by the relevant Group Company in respect of such Tax rulings were true, correct and complete in all material respects at the time of submission. All Group Companies comply, and have always fully complied, with the terms and conditions of all Tax rulings.
(c)    There is no funding deficit (Unterdeckung) under any of the occupational pension plans, funds, contracts, schemes or arrangements relating to the Group Companies or their employees.
(d)    All intercompany transactions between any combination of Group Companies have been conducted on terms commensurate with third-party terms in substantial compliance with the principles of Section 482 of the Code (or any similar provision of state, local or foreign law) and have complied in all material respects with applicable rules relating to transfer pricing.
(e)    None of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period; (D) any prepaid amount received or accounted for financial accounting purposes on or prior to the Closing Date; or (E) Section 965 of the Code (or make any payments as a result thereof).
SECTION 5.9.    Absence of Undisclosed Liabilities. Except as set forth on the applicable Balance Sheet, no Group Company has any indebtedness, liability or obligation, absolute or contingent, known or unknown, except for indebtedness, liabilities or obligations (a) incurred in the ordinary course of business consistent with past practice or (b) that would not be material to the Group Companies, taken as a whole.
SECTION 5.10.    Real Property.
(a)    None of the Group Companies owns or has ever owned any real property.
(b)    Schedule 5.10(b) lists all Real Property Leases under which any Group Company has a leasehold or subleasehold estate or otherwise uses or occupies or has the right to use or occupy any real property (such property subject to such Real Property Leases, collectively, the “Leased Real Property”). The Group Companies have a valid leasehold or subleasehold estate in, or a valid license to use or occupy, all Leased Real Property, free and clear of all Liens except Permitted Liens. No Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent.
(c)    The Leased Real Property is suitable for the operation of the business of the Group Companies as currently conducted. The Group Companies have exclusive possession of each parcel of Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business or set forth on Schedule 5.10(c). There are no leasing commissions due from the Group Companies with respect to any Leased Real Property.
SECTION 5.11.    Assets.
(a)    The assets, properties and rights (including licenses, permits, easements, waivers and registrations, whether granted by a third party or by a Governmental Entity) of the Group Companies constitute all of the material assets and rights which are used in the operations of the Group Companies. There are no material assets, properties, rights or interests of any kind or nature that any Group Company is presently using, holding or operating in its businesses that will not be used, held or owned by such Group Company immediately following the Closing, other than such assets, properties, rights or interests transferred or disposed of in the ordinary course of business between the date hereof and the Closing Date in compliance with the terms of this Agreement.
(b)    Except for immaterial properties, assets, rights or interests that have been sold or otherwise disposed of by the Group Companies in the ordinary course of business since the date of the Balance Sheets (and, from and after the date of this Agreement, in compliance with the terms of this Agreement), each Group Company has good and valid title, free and clear of any Liens (other than Permitted Liens), to, or a valid leasehold interest in, or other right to use, all of its assets, properties and rights used in the conduct of their respective businesses.
SECTION 5.12.    Intellectual Property.
(a)    (i) Except as set forth on Schedule 5.12(a)(i), The Group Companies own all right, title and interest in and to the Company Owned Intellectual Property, and have a valid and enforceable right to use all Non-Owned Company Intellectual Property, in each case free and clear of all Liens; and (ii) except as set forth on Schedule 5.12(a)(ii), the Company Intellectual Property represents all Intellectual Property used in the business as now conducted and as contemplated to be conducted and all Intellectual Property that was material to the business as historically conducted; provided that the foregoing is not a representation as to the infringement, misappropriation or other violation of third party Intellectual Property (other than Prior Company Names), which is the subject of Section 5.12(b). The purchase or sale of the Interests pursuant to this Agreement, and the consummation of the transactions contemplated by this Agreement, will not alter or impair the Company Intellectual Property in any respect.
(b)    None of the Group Companies, the Group Companies’ businesses as now conducted and as contemplated to be conducted, or the Company Intellectual Property or the use thereof has in the past or currently does infringe, misappropriate or otherwise violate the Intellectual

Property of any other Person or terms of any license or other contract, and no employee, officer, director, agent, partner, consultant, outside contractor (including Associated Partner) or equity holder of any Group Company has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person in the course of performance of his or her duties as an employee, officer, director, agent, partner consultant, outside contractor (including Associated Partner) or equity holder of any Group Company. There is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any other Person. There is no claim, suit, action or proceeding pending or threatened against any Group Company relating to any proprietary rights or Intellectual Property, including any Company Intellectual Property, and no Group Company has received any unresolved written notice related thereto.
(c)    Schedule 5.12(c) sets forth a complete and current list of registrations or applications pertaining to the Company Owned Intellectual Property, including all domain names and social media accounts owned or used by a Group Company (“Listed Company Intellectual Property”), and the owner of record, date of application or issuance and relevant jurisdiction as to each, as applicable. All Listed Company Intellectual Property is owned in the name of a Group Company, free and clear of all Liens. All Listed Company Intellectual Property listed as registered is subsisting and valid. All renewal fees and other maintenance fees for Listed Company Intellectual Property that have fallen due have been paid. No Listed Company Intellectual Property is the subject of any inter partes proceeding before any governmental, registration or other authority in any jurisdiction.
(d)    None of the Sellers or any of their respective Affiliates (other than a Group Company) or any current or former employee, officer, partner or director of a Group Company, or current or former agent, consultant (including any Associated Partner) or outside contractor of any Group Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property.
(e)    No employee, officer, partner, director, agent, consultant (including any Associated Partner) or outside contractor of any Group Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, officer, partner, director, agent, consultant (including any Associated Partner) or outside contractor of a Group Company.
(f)    Except as set forth on Schedule 5.12(f), QPro5 project software is the sole Company Proprietary Software. One or more of the Group Companies exclusively owns all right, title and interest in each of the Company Proprietary Software. The source code for the Company Proprietary Software has always been maintained in confidence in the exclusive possession of one or more of the Group Companies, and has not been disclosed to any third party except pursuant to written, enforceable confidentiality obligations. Each Group Company has the right to use the Company Licensed Software in the manner such is used in the conduct of its business as currently conducted, including any limitations on seats, users, processors, instances or other volume limitations.
(g)    Except as set forth on Schedule 5.12(g), none of the Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as, but not limited to, the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or conditions the use or distribution of such Company Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Group Companies to use or distribute any Company Proprietary Software. None of the Company Proprietary Software includes any timer, clock, counter, virus, trojan horse or other malware which: (A) could cause the Company Licensed Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the manner for which it was designed; or (B) would render any hardware or software inoperable.
(h)    Each Group Company has taken commercially reasonable steps to maintain the confidentiality of its trade secrets. None of the Group Companies’ trade secrets have been disclosed to any other Person, except pursuant to written and enforceable confidentiality obligations.
(i)    Except as described in Section 8.10, the Sellers, the Beneficial Owners and their Affiliates (other than the Group Companies) do not own or have rights in or to any names, brands, marks or Internet domain names previously used by the Group Companies in the conduct of their business.
SECTION 5.13.    Privacy and Data Security.
(a)    Each Group Company is, and has at all times been, in material compliance with (i) all applicable Data Protection Laws; (ii) all published, posted and internal policies, procedures, agreements and notices relating to such Group Company’s collection, use, storage, or disclosure of Personal Data; and (iii) all contract terms relating to such Group Company’s collection, use or disclosure of Personal Data. The representations and warranties set forth in the immediately preceding sentence shall not, and no other representation or warranty of the Sellers (or any Beneficial Owner) in respect of compliance with Law set forth herein shall, apply in respect of Personal Data of any Service Provider who is not a Key Person that is provided by the Sellers to the Buyers after the date hereof at the request of the Buyers pursuant to this Agreement to the extent that such provision of such Personal Data is in violation of the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and of the Council) or any European Union member state or Swiss law implementing, supplementing or passed as a result of the same or otherwise regulating the protection of personal information of individuals or the privacy of individuals (collectively, “GDPR”).
(b)    Each Group Company has implemented and maintains commercially reasonable technical and organizational measures to protect (i) the operation, confidentiality, integrity and security of its software, systems, applications and websites involved in the collection and/or processing of Personal Data and (ii) against the loss or unauthorized access, use, modification or disclosure of Personal Data in its possession and/or control.
(c)    There have been no failures, crashes, security breaches, unauthorized access, use or disclosure or other adverse events or incidents related to Personal Data affecting any Group Company that would require notification of individuals, law enforcement, or any Governmental

Entity or any remedial action under any applicable Data Protection Law or contract. There are no written complaints, claims, enforcement actions, litigation or other Actions of any kind against any Group Company in connection with any such failures, crashes, security breaches, unauthorized access, use or disclosure or other adverse events or incidents.
SECTION 5.14.    Licenses and Permits. Schedule 5.14 sets forth a true and complete list of all material licenses, permits, franchises, authorizations, registrations, and approvals issued or granted to any Group Company by any Governmental Entity (the “Company Licenses and Permits”), and all pending applications therefor. Each Company License and Permit has been duly obtained, is valid and is in full force and effect, and is not subject to any pending or, to the knowledge of the Sellers, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect. The Company Licenses and Permits are, and since December 31, 2014 have been, sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Group Companies in the manner now conducted, including to comply with any requirements to be registered, licensed or otherwise qualified with any state securities regulator, and none of the operations of the Group Companies are being conducted, or since December 31, 2014 have been conducted, in a manner that violates in any material respect any of the terms or conditions under which any Company License and Permit was granted. To the knowledge of the Sellers, (a) no Group Company is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect, of any term, condition or provision of any Company License and Permit to which it is a party, to which its business is subject or by which its properties or assets are bound and (b) there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation. Each employee of any Group Company, or each “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with any Group Company, who is required to be registered or licensed as a registered representative, investment advisor representative, sales person or an equivalent person with any Governmental Entity is fully registered or licensed as such and such registration is in full force and effect, and there is no formal proceeding or written notice of investigation (or, to the knowledge of the Sellers, no informal proceeding or investigation) by any applicable Regulatory Agency or Governmental Entity, whether preliminary or otherwise, that is reasonably likely to, in any material respect, require any additional registration or licensing of such persons or restrict or disqualify such persons from engaging in their activities, or of any “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such Group Company (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally).
SECTION 5.15.    Compliance with Law.
(a)    The operations of the businesses of the Group Companies and their respective Affiliates are being conducted, and the books and records of the Group Companies and their respective Affiliates are being maintained, and in each case since December 31, 2014 have been conducted or maintained, as applicable, in all material respects in accordance with all applicable Laws, regulations, orders and other requirements of all courts and other Governmental Entities having jurisdiction over the Group Companies and their respective Affiliates and their and such Affiliates’ respective assets, properties, employees and operations, including the Code, ERISA, the

Exchange Act and the Securities Act and the regulations promulgated under each of them; the rules and regulations of self-regulatory organizations; and all other foreign, federal or state securities laws and regulations applicable to the business or affairs or properties or assets of the Group Companies and their respective Affiliates. Since December 31, 2014, no Group Company has received written notice of any material violation of any such law, regulation, order or other legal requirement. No Group Company is in default in any respect with respect to any order, writ, judgment, award, injunction or decree of any court, arbitrator or other Governmental Entity, applicable to any of its assets, properties, rights or operations relating to the business or affairs of such Group Company or the transactions contemplated by the Transaction Documents or which could give rise to an affirmative answer to any of the questions in Item 11 of the Form BD of Quarton BD, or any other Group Company, if applicable.
(b)    None of the Group Companies or, to the knowledge of the Sellers, any officer, equity holder, manager, director, partner, employee, Associated Partner, or Affiliate of any Group Company, has been permanently enjoined by the order, judgment or decree of any court or other Governmental Entity (i) from engaging in or continuing any conduct or practice in connection with any activity or (ii) requiring or requesting any Group Company (including directors, managers or controlling persons) to enter into a cease-and-desist order, agreement, or memorandum of understanding. There is no, and at all times since December 31, 2014 there has not been any, Governmental Order outstanding against any Group Company or any of its assets, properties, business or employees.
(c)    No Group Company has received, since December 31, 2014, any written communication (or, to the knowledge of the Sellers, any other communication) from any Governmental Entity asserting non-compliance with any applicable Law, requiring or requesting that such Group Company (including its directors, managers or controlling persons) enter into a cease-and-desist order, agreement, or memorandum of understanding.
(d)    No Group Company or any Affiliate thereof is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for fine, monetary penalty, censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Group Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the laws of other jurisdictions, and there is no reasonable basis for, or formal proceeding or written notice of investigation (or, to the knowledge of the Sellers, any informal proceeding or investigation) by, any governmental or self-regulatory authority, whether preliminary or otherwise, that is reasonably likely to result in any such censure, limitation, suspension or revocation. No Group Company is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement, commitment letter, memorandum of understanding or similar undertaking with, any Governmental Entity. None of the Group Companies or any of their respective Affiliates is subject to any pending, or, to the knowledge of the Sellers, threatened, investigation, review or disciplinary proceedings by any Governmental Entity against any Group Company or any of its Affiliates or any officer, director or employee thereof or any “person associated” (as defined in Section 3(a)(18) of the Exchange Act and FINRA’s By-Laws, as applicable) with such Group Company or any of its Affiliates.
(e)    Each Group Company has, since December 31, 2014, filed all material reports, registrations and statements in a timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity (collectively, the “Group Company Reports”). As of their respective dates, (i) each Group Company Report complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which it was filed and (ii) no Group Company Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(f)    Quarton BD is, and at all times since December 31, 2014 has been, in compliance with the net capital requirements under the Exchange Act and FINRA rules and the Laws of any jurisdiction in which Quarton BD conducts business and in an amount sufficient to ensure that it is not required to file notice under Rule 17a-11 under the Exchange Act.
(a)    No Group Company is (taking into account any applicable exemption) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve in a capacity described therein. There is no proceeding or investigation pending and served on any Group Company or, to the knowledge of the Sellers, threatened by any Governmental Entity, which would result in the ineligibility under such Section 9(a) or 9(b) of the Investment Company Act of any Group Company to serve in such capacities. No Group Company is an “investment company” within the meaning of the Investment Company Act.
(b)    No Group Company or, to the knowledge of the Sellers, “person associated with” (as defined in the Advisers Act) any Group Company is (taking into account any applicable exemption) ineligible under Section 203(e) or (f) of the Advisers Act to serve as an investment advisor or “person associated” with an investment advisor. There is no proceeding or investigation pending and served on any Group Company or, to the knowledge of the Sellers, threatened by any Governmental Entity, which would result in the ineligibility under such Section 203(e) or (f) of such Group Company or person to serve as an investment advisor or “person associated” with an investment advisor.
(a)    In the event any Group Company acts as a broker or dealer within the meaning of the Exchange Act, (i) such Group Company is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act and FINRA’s By-Laws, as applicable) with any Group Company is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer, (iii) no Group Company or “person associated” with any Group Company is subject to “statutory disqualification” (as such term is defined in the Exchange Act) and (iv) there is no proceeding or investigation pending and served on any Group Company or, to the knowledge of the Sellers, threatened by any Governmental Entity, which would result in any such ineligibility or statutory disqualification.
(b)    None of the Sellers, the Group Companies or any of the “covered persons” in respect of the Sellers or the Group Companies specified in the first paragraph of Rule 506(d)(1) of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Rule 506(d) of Regulation D under the Securities Act, and, to the knowledge of the Sellers, there is no Action pending or threatened against any such Person that could reasonably be expected to result in the ineligibility of any such Person to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.
(c)    No Group Company is (i) a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker with respect to commodities interests, investment advisor, insurance company, insurance agent, municipal advisor, transfer agent, bank or real estate broker within the meaning of any applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker with respect to commodities interests, investment advisor, bank, insurance company, insurance agent, municipal advisor, transfer agent or real estate broker under any applicable Law; or (iii) subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified if required by applicable Law. Since December 31, 2014, no Group Company has received written notice (or, to the knowledge of the Sellers, any other notice) of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker with respect to commodities interests, investment advisor, insurance company, insurance agent, municipal advisor, transfer agent, bank or real estate broker registration, license or qualification.
(d)    All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Company Contracts, if any, whether entered into for any Group Company’s own account, or for the account of one or more of its customers, were entered into (i) in the ordinary course of business and comply in all material respects with all applicable Law and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such Group Company, enforceable in accordance with its terms, and are in full force and effect.
(e)    Each Group Company and its Affiliates, and each of its and their respective directors, officers, partners, employees, Associated Partners and agents, and, to the knowledge of the Sellers, all other Persons acting on its or their behalf, have in all material respects complied with since the date that is five (5) years prior to the date hereof, are currently in all material respects in compliance with, and have measures in place to comply with: (1) the U.S. Foreign Corrupt Practices Act of 1977, as amended, any other applicable U.S. or foreign anti-corruption or anti-bribery laws and all rules and regulations promulgated thereunder; (2) applicable anti-money laundering laws, rules, regulations and orders, including the Bank Secrecy Act and USA PATRIOT Act; and (3) applicable economic sanctions laws, regulations and orders, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and applicable currency control laws and regulations.
(f)    To the knowledge of the Sellers, the Group Companies have policies and procedures reasonably designed to achieve compliance with applicable Law with respect to information barriers between departments.
(g)    Quarton BD is duly licensed as a broker-dealer with the SEC, in good standing as a member of FINRA and duly licensed in and with the states of Michigan, Indiana and Minnesota.
SECTION 5.16.    Litigation. There are no, and since December 31, 2014 there have been no, claims, actions, suits, proceedings, charges, complaints, labor disputes or investigations (each, an “Action”) pending or, to the knowledge of the Sellers, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought by or against or involving any Group Company, its assets, operations, business, properties, rights, officers, directors, members, managers, partners, limited partners, equity holders, employees, consultants (including Associated Partners), agents or Affiliates, which are, or would be, material to the Group Companies, taken as a whole.
SECTION 5.17.    Company Contracts.
(a)    Schedule 5.17 sets forth a complete and correct list, as of the date hereof, of all Company Contracts (as defined below).
(b)    Each Company Contract is valid, binding and enforceable against the applicable Group Company and, to the knowledge of the Sellers, each other party thereto in accordance with its terms, and in full force and effect, in each case except to the extent that the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws related to or affecting creditors’ rights generally and by general equitable principles (whether at law or in equity). Each Group Company has performed all material obligations required to be performed by it to date under, and is not in material default under, any Company Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers, no other party to any Company Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Sellers have made available to the Buyers or their representatives true and complete originals or copies of all the Company Contracts.
(c)    A “Company Contract” means any agreement, contract or commitment, oral or written, relating to any Group Company’s business to which such Group Company is a party, or by which it or any of its assets, property or rights are bound, constituting:
(i)    an agreement or instrument relating to the borrowing of money or extension of credit, mortgage or any indenture, security agreement, guaranty, “keep well,” comfort letter, pledge or other similar agreement or instrument in an amount in excess of $25,000;

(ii)    an employment, severance, separation, arbitration, change in control, consulting agreement or any other agreement relating to job security, compensation, or employee rights or any other agreement with an individual service provider (other than (x) any agreement that provides for at-will employment and that does not contain obligations with respect to compensation, benefits, severance or other material Group Company obligations or (y) employment agreements with non-U.S. based employees on the Group Companies’ standard forms);
(iii)    an agreement with any Associated Partner;
(iv)    a joint venture, partnership or limited liability company agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business);
(v)    an exclusivity, non-competition, non-solicit or non-hire agreement, or any other agreement or obligation which purports to limit in any respect (A) the manner in which, or the localities in which, any Group Company’s business may be conducted (including pursuant to any “most-favored nation” provision) or (B) the ability of any Group Company to provide any type of service or use or develop any type of product;
(vi)    any material agreement pertaining to the Company Intellectual Property or the right of any Group Company to use the Company Intellectual Property, or any agreement pertaining to the right of any Group Company to use material Intellectual Property of any third party, including any agreement for the use of Company Licensed Software, other than shrink-wrap, click wrap or similar licenses for off-the-shelf, commercially available non-custom software;
(vii)    any Major Client Contracts;
(viii)    any Affiliate Contract;
(ix)    any agreement to make a capital expenditure (as defined in GAAP) or requiring aggregate payments to or by any Group Company, in each case, in excess of $50,000 in the aggregate;
(x)    any real property leases, subleases or other occupancy agreements (each lease, sublease or other occupancy agreement, including all amendments and guarantees relating thereto, a “Real Property Lease”); or
(xi)    any loan agreements or promissory notes with, or loans to, (A) clients or customers, (B) Service Providers (excluding travel and per diem advances in the ordinary course of business), or (C) any other Group Company.
SECTION 5.18.    Employee Plans.
(a)    Schedule 5.18(a) contains a correct and complete list of each Employee Plan established, sponsored, maintained, contributed to or required to be contributed to by any Group

Company for the benefit of current or former employees of any Group Company or under which any Group Company has any current or contingent liability that is more than a de minimis amount with respect to any Person (each, a “Company Plan” and collectively, the “Company Plans”). Each Company Plan that is maintained primarily for the benefit of employees working outside of the United States shall be referred to herein as a “Non-U.S. Company Plan”.
(b)    The Group Companies have provided or made available to the Buyers or their counsel with respect to each Company Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto, or if such Company Plan is unwritten, a written summary of its material terms, and to the extent applicable, (i) the most recent determination letter from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Plan and any other notices, letters or other correspondence, if any, received by the Group Companies from the IRS or the Department of Labor; (ii) the most recent financial statements for such Company Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications related thereto; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.
(c)    Each Company Plan has been funded, maintained, established and administered in all material respects in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) and payments required to have been made under or on account of any of the Company Plans have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due are properly accrued in accordance with GAAP.
(d)    With respect to each Company Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition on any Group Company of any material liability, penalty or tax under ERISA or the Code. With respect to the Quarton International 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), (i) as of the date of this Agreement, there are no participant loans outstanding thereunder, (ii) participation under the 401(k) Plan is limited solely to eligible persons, and (iii) since December 31, 2014, no employer matching contributions have been made under the 401(k) Plan.
(e)    No Company Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Group Company or any ERISA Affiliates of any Group Company has, in the six (6) years prior to the date hereof, maintained an Employee Plan subject to Title IV of ERISA or Section 412 or Section 430 of the Code, or any “multiemployer plan” within the meaning of Section 3(37) of ERISA. No event has occurred and no condition exists that would subject any Group Company to any liability under Title IV of ERISA or Section 412 or Section 430 of the Code by reason of its affiliation with an ERISA Affiliate or otherwise (excluding any liability as an ERISA Affiliate of the Buyers and their respective Subsidiaries and ERISA Affiliates from and after the Closing).
(f)    Neither the execution and delivery of any Transaction Document nor the consummation of the transactions contemplated thereby will (either alone or in combination with another event) (i) result in any payments becoming due, or increase the amount of any compensation or benefits due, from any Group Company to any current or former employee, officer, director or consultant of any Group Company or with respect to any Company Plan; (ii) increase any benefits otherwise payable under any Company Plan or require any Group Company to adopt or institute any Employee Plan that would be a Company Plan if it were in existence on the date hereof; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) except as provided by applicable Law, limit or restrict the Buyers from merging, amending or terminating any of the Company Plans without incurring any liability other than ordinary administrative costs.
(g)    Neither the execution and delivery of any Transaction Document nor the consummation of the transactions contemplated thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.
(a)    No Group Company or, to the knowledge of the Sellers, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Company Plans that could subject any of the Company Plans, any Group Company or any current or former officer, director, manager or employee of any Group Company to a material penalty or Tax under ERISA or the Code.
(b)    There are no pending or, to the knowledge of the Sellers, threatened actions, claims or lawsuits against or relating to the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such Company Plans (other than routine benefits claims).
(a)    Except as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, any similar state Law or any other applicable Law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
(b)    No equity holder of any Group Company nor, to the knowledge of the Sellers, any officer or director thereof, has made any promises or commitments, whether legally binding or not, to create any additional Employee Plan, or to modify or change any existing Company Plan (other than as contemplated by this Agreement or a modification or change required by a Company Plan or applicable Law, including ERISA or the Code).

(c)    All payments made by any Group Company or its Affiliates to current or former employees, partners, or Associated Partners, of any Group Company that have been denominated or otherwise treated by such Group Company as loans were properly characterized as such for Tax purposes and all income Taxes, social security, unemployment and other Taxes in respect thereof (regardless of whether such payments were properly characterized as loans) have been duly and timely withheld, remitted and reported by such Group Company and its Affiliates in compliance with applicable Law as of the Closing Date, other than participant loans pursuant to any tax-qualified plan, no loans or other extensions of credit by any Group Company or its Affiliates to any current or former employees, partners, or Associated Partners of any Group Company or its Affiliates are outstanding.
(d)    Each Non-U.S. Company Plan (i) if intended to qualify for special tax treatment, meets in all material respects all requirements for such treatment, and (ii) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved in accordance with GAAP, as appropriate, based upon reasonable actuarial assumptions. Except as required by applicable Law or maintained by a Governmental Entity, no Non-U.S. Company Plan is a defined benefit pension plan.
SECTION 5.19.    Labor and Employment Matters.
(a)    Schedule 5.19(a) sets forth a true and complete list, as of the date hereof, of all current (i) employees of the Group Companies, including, as applicable, their title(s), work location, employing entity, hire date with the Group Companies, original hire date (if earlier than the hire date with Group Companies for employees who worked for a predecessor entity), whether such employee has a signed offer letter or employment agreement, whether such employee is on a leave of absence (and, if so, the reason for such leave of absence), visa status, base compensation or wage rates as of (x) January 1, 2018 (for United States employees) and January 31, 2018 (for European employees) and (y) September 30, 2018 (for European employees) and November 15, 2018 (for United States employees), commission, and incentive and other bonus compensation paid by the Group Companies for fiscal year 2017 and their current opportunity; and (ii) independent contractors, Associated Partners, or other service providers currently performing services for the Group Companies who are natural persons, showing with respect to such independent contractor or other service provider, their work location, date they commenced providing services, their applicable contract rate and other payments made or due to such independent contractor or other service provider for fiscal 2018. No material changes have been made to the compensation provided to the employees, independent contractors, Associated Partners, and other service providers of the Group Companies since September 30, 2018 (for European employees) and November 15, 2018 (for United States employees) or in anticipation of the transactions contemplated by this Agreement or any of the other Transaction Documents (other than any transaction or similar bonuses payable at or prior to the Closing or included in Transaction Expenses). To the knowledge of the Sellers, no Specified Employee or group of Specified Employees has given written notice to terminate employment with the Group Companies, nor do the Group Companies have a present intention to terminate the employment of any of the foregoing.

(b)    The Group Companies have been in compliance in all material respects with all applicable Laws relating to the hiring of employees and the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, leaves of absence, vacation and paid time off, classification of employees, independent contractors and other service providers, and the collection and payment of withholding and/or social security Taxes. Since December 31, 2014, the Group Companies have met in all material respects all material requirements under applicable Law or regulation relating to the employment of foreign citizens, including all applicable requirements of Form I-9. The Group Companies have complied in all material respects with all Laws that could require overtime to be paid to any current or former employee, and no employee has, since December 31, 2014, brought or, to the knowledge of the Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.
(c)    (i) No Group Company is a party to any collective bargaining agreement or other labor union contract or other agreement with a labor or trade union or works council applicable to its employees and, to the knowledge of the Sellers, there are not presently any activities and proceedings of any labor union to organize any such employees; (ii) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to any current or former employee of the Group Companies; (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Sellers, threatened, and since December 31, 2014, the Group Companies have not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to the Group Companies’ employees; (iv) there is no representation claim or petition pending before any applicable Governmental Entity; (v) there are no charges pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; (vi) there are no pending or, to the knowledge of the Sellers, threatened actions, claims, lawsuits, audits or investigations against any Group Company relating to employment of labor or the terms and conditions of employment; and (vii) no written notice has been received by any Group Company from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation against such Group Company, and, to the knowledge of the Sellers, no such investigation is in progress.
(d)    Any individual who performs or performed services for Group Companies and who is not treated as an employee of the Group Companies for income Tax purposes by the Group Companies is not an employee under applicable Laws, including for Tax withholding purposes or Company Plan purposes and the Group Companies do not have any liability (contingent or otherwise) by reason of any individual who performs or performed services for the Group Companies as an independent contractor being improperly excluded from participating in any Company Plans.
(e)    Since December 31, 2014, to the knowledge of the Sellers, there have been no written or oral internal complaints or allegations to management of the Group Companies or the human resources function relating to complaints of discrimination, harassment, retaliation, inappropriate behavior, misclassification, workplace conditions, safety and health or wages and hours by or with respect to any current or former Service Provider (including any current or former intern). Since December 31, 2014, there have been no internal or, to the knowledge of the Sellers, external investigations of discrimination, harassment, retaliation, inappropriate behavior, misclassification, workplace conditions, safety and health or wages and hours by or with respect to any current or former employee, officer, director, partner, intern, independent contractor (including Associated Partners) or other service provider. None of the Sellers have actual knowledge (without investigation or inquiry) since December 31, 2014 of any credible complaints or allegations of discrimination or sexual harassment or inappropriate behavior with respect to any current employee of the Group Companies, whether or not related to such employment, that if publicly disclosed would reasonably be expected to result in material reputational or economic harm to the Group Companies.
(f)    There are no unwritten policies, practices or oral agreements of the Group Companies that entitle any employee, consultant or other service provider to benefits, compensation, or payments upon termination, other than as required by Law or under such employee’s, consultant’s or other service provider’s written offer letter, employment agreement, or contract with any Group Company or other Company Plan set forth on Schedule 5.19(f).
(g)    Each of the Group Companies has maintained in all material respects accurate and up-to-date records and personnel files for all current or former employees, officers, directors and partners and records for Associated Partners, which files or records include any executed offer letters, employment agreements, and any other compensation guarantees to employees, officers, directors, partners or Associated Partners.
SECTION 5.20.    Insurance. Schedule 5.20 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring any Group Company and its assets, properties and operations. The Sellers have made available a true, complete and accurate copy of all such policies and bonds to the Buyers. All such policies and bonds are in full force and effect and sufficient for all applicable requirements of Law. No Group Company is in default in any material respect under any provisions of any such policy of insurance and no Group Company has received written notice of cancellation of any such insurance.
SECTION 5.21.    Transactions with Directors, Officers, the Sellers and Affiliates. Except for employment agreements and compensation, benefits, travel advances and loans to employees (other than any Seller or Beneficial Owner) in the ordinary course of business consistent with past practice or as provided on Schedule 5.21, no Group Company is a party to any agreement or arrangement (each, an “Affiliate Contract”) with any of the directors, officers, Associated Partners, employees, managers, members or equity holders of such Group Company (or any Affiliate of such equity holders), any Affiliate of such Group Company, or any Family Member of the foregoing under which it (i) leases any real or personal property (either to or from any such Persons); (ii) licenses technology (either to or from any such Persons); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to any such Persons; (iv) purchases products or services from any such Persons; (v) pays or receives commissions, rebates or other payments; or (vi) provides or receives any other material benefit. No Group Company employs as an employee, engages as a consultant (including as an Associated Partner), vendor, service provider, or has any form of contractual relationship with (including as lessor) any Family Member of any of the Sellers or the Beneficial Owners, or any of the employees, consultants, officers, directors, Associated Partners, managers, members or equity holders of such Group Company (or any Affiliate of such equity holders). To the knowledge of the Sellers, during the past three (3) years none of the officers, directors, Associated Partners, managers, members or equity holders of any Group Company (or any Affiliate of such equity holders) or any Family Member of any of such Persons, has been a director, officer, Associated Partner, manager, member or equity holder of, or has had any direct or indirect interest in, any Person which during such period has been a client of such Group Company or has competed with or been engaged in any business of the kind being conducted by such Group Company. No Affiliate of any Group Company owns any of the material assets, properties or rights used by such Group Company in the ordinary course of its businesses. Representations set forth in this Section 5.21 relating to employees, Associated Partners or consultants of the Group Companies (other than the Sellers or the Beneficial Owners) are deemed qualified by “to the knowledge of the Sellers”.
SECTION 5.22.    ERISA Matters.
(a)    None of the U.S. Companies or any of their employees or directors (in their capacity as such) acts as a fiduciary with respect to “plan assets” (within the meaning of Section 3(42) of ERISA) of any “benefit plan investor” (within the meaning of Section 3(42) of ERISA) (other than plans maintained for employees of the U.S. Companies).
(b)    No basis exists on which any associated Person of the U.S. Companies is or would reasonably be expected to become subject to disqualification under Section 411(a) of ERISA from holding the positions described under Section 411(a)(1)-(3) of ERISA.
SECTION 5.23.    No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Group Companies in connection with the Transaction Documents or the transactions contemplated thereby.
SECTION 5.1.    Major Clients. The clients in the Group Companies’ pipeline as of the date of this Agreement are listed on Schedule 5.24 (such clients, the “Major Clients”)). As of the date hereof, (a) no Group Company has received a written notice or, to the knowledge of the Sellers, communication from any Major Client indicating an intention to terminate or materially adversely modify any of its agreements, contracts or commitments (collectively, the “Major Client Contracts”) with such Group Company and (b) there is no outstanding material dispute, between any Group Company, on the one hand, and any Major Client, on the other hand.
SECTION 6.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND BENEFICIAL OWNERS.
Additionally, each Seller and Beneficial Owner hereby represents and warrants to the Buyers, solely as to itself or himself and not as to any other Seller or Beneficial Owner, that, except as set forth in the Schedules (subject to Section 18.10), the statements in this Section 6 are true and correct.

SECTION 6.1.    Title to the Interests; Dispositive Power; Beneficial Owners. (a) Such Seller has, and will have as of the Closing Date, valid title to, and sole ownership, dispositive and voting power with respect to, all of the Company Shares, (b) if such Seller is a Group A Seller, it has, and will have as of the Closing Date, valid title to, and sole ownership, dispositive and voting power with respect to, all of the QIEAG Shares, (c) and if such Seller is a Group B Seller, it has, and will have as of the Closing Date, valid title to, and sole ownership, dispositive and voting power with respect to, all of the Interests, in each case, in such classes and amounts as set forth next to such Seller’s name in Annex B, Annex C and Annex D, as applicable, in each case, free and clear of any Lien (other than any restrictions arising under applicable securities Laws). Such Beneficial Owner is the sole beneficial and record owner of, and holds all rights attaching to, the equity interests of the applicable Group A Seller set forth next to such Beneficial Owner’s name in Annex A.
SECTION 6.2.    Organization; Authorization and Validity of Agreement. If such Seller is a Group A Seller, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other organizational power, as applicable, to own its properties and assets and to conduct its business as now conducted. Each Group A Seller is duly qualified to do business as a foreign corporation, limited liability company or other entity, as applicable, and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to impair the ability of such Group A Seller or its applicable Beneficial Owner to consummate the transactions contemplated by the Transaction Documents (including in his capacity as the Group A Seller Representative, as applicable). Such Seller and Beneficial Owner has the requisite power and authority (and in the case of each Group B Seller and Beneficial Owner, legal capacity) to enter into each Transaction Document to which it or he is or will be a party and to carry out its or his obligations thereunder (including in his capacity as a Seller Representative, as applicable). The execution and delivery of each Transaction Document to which such Seller is or will be a party and the performance of such Seller’s obligations thereunder have been duly authorized by all necessary corporate or other organizational action of such Seller, and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been, and each other Transaction Document to which such Seller or Beneficial Owner is or will be a party will be at Closing (including in his capacity as a Seller Representative, as applicable), duly executed by such Seller or Beneficial Owner, as applicable, and constitutes, or when executed will constitute, its or his valid and binding obligations, enforceable against it or him in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws related to or affecting creditors’ rights generally and by general equitable principles (whether at law or in equity).
SECTION 6.3.    No Conflict or Violation. The execution, delivery and performance by such Seller or Beneficial Owner of each Transaction Document to which such Seller or Beneficial Owner, as applicable, is or will be a party (including in his capacity as a Seller Representative, as applicable) do not and will not violate or conflict with any provision of the organizational documents of the applicable Seller and do not and will not violate in any material respects any provision of Law to which such Seller or Beneficial Owner, as applicable, is subject, or any order, judgment or decree of any court, arbitrator or other Governmental Entity having jurisdiction over such Seller or Beneficial Owner, as applicable, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller or Beneficial Owner, as applicable, is a party or by which it or he is bound or to which any of his or its properties or assets is subject.
SECTION 6.4.    Consents and Approvals. There are no Consents of any Governmental Entity, or of any other Person, and no declarations to or filings or registrations with any such court, arbitrator or other Governmental Entity or Person, that are required in connection with the execution and delivery of any Transaction Documents to which such Seller or Beneficial Owner is or will be a party (including in his capacity as a Seller Representative, as applicable) by such Seller or Beneficial Owner, as applicable, or its or his performance of its or his obligations thereunder, except for any such Consents, declarations, filings or registrations that have been obtained or the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or impair the ability of such Seller or Beneficial Owner to consummate the transactions contemplated by thereby.
SECTION 6.5.    No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from such Seller or Beneficial Owner in connection with the Transaction Documents or the transactions contemplated thereby.
SECTION 6.6.    Investment Representation. Such Seller or Beneficial Owner is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Such Seller or Beneficial Owner acknowledges that it is informed as to the risks of the ownership of Class A Common Stock issued as Stock Consideration as contemplated hereby and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership. Such Seller or Beneficial Owner has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Parent concerning the issuance of the Class A Common Stock.
SECTION 6.7.    Restricted Securities. Such Seller or Beneficial Owner understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. Such Seller or Beneficial Owner understands that such shares of Class A Common Stock are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Seller or Beneficial Owner must hold the shares of Class A Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller or Beneficial Owner acknowledges that the Parent has no obligation to register or qualify the shares of Class A Common Stock for resale. Such Seller or Beneficial Owner further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Class A Common Stock, and on requirements relating to the Buyers which are outside of such Seller’s or Beneficial Owner’s control, which the Parent is under no obligation and may not be able to satisfy.
SECTION 6.8.    Resale of Shares.
(a)    Such Seller or Beneficial Owner understands that it may not sell or otherwise transfer any shares of Class A Common Stock issued as Stock Consideration, except in connection with a change in control of the Parent, pursuant to an effective registration under the Securities Act, or in a transaction which meets the requirements of the Parent’s transfer agent and, in the opinion of counsel reasonably satisfactory to the Parent or the applicable Seller or Beneficial Owner, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder; provided, however, that no opinion of counsel will be required if the sale or transfer of such shares is pursuant to Rule 144 promulgated under the Securities Act (or any other similar rule or regulation of the SEC that may at any time permit the Parent to sell its securities to the public without registration but excluding Rule 144A promulgated under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time).
(b)    Certificate Legend. The certificates evidencing the shares of Class A Common Stock issued as Stock Consideration will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND COMPLIES WITH THE LAWS OF ALL APPLICABLE STATES AND OTHER JURISDICTIONS.”
SECTION 6.9.    Litigation. There are no Actions pending or, to the knowledge of such Seller, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought against or involving such Seller or Beneficial Owner or any of its or his respective assets, operations or business, which would materially and adversely affect the ability to such Seller or Beneficial Owner to consummate the transactions contemplated by the Transaction Documents.
SECTION 6.10.    No Other Representations and Warranties. Except for the representations and warranties set forth in this Section 6, and, with respect to the Sellers, Section 5 of this Agreement, the Sellers and the Beneficial Owners do not make any representation or warranty (whether express or implied) in connection with the transactions contemplated by this Agreement. The Sellers and the Beneficial Owners hereby disclaim any express or implied representations or warranties, whether written or oral, except for the representations and warranties set forth in this Section 6, and, with respect to the Sellers, Section 5 of this Agreement. The Sellers and the Beneficial Owners are not, directly or indirectly, making any representations or warranties regarding the cost estimates or financial projections of the Group Companies.

SECTION 7.    REPRESENTATIONS AND WARRANTIES OF THE BUYERS.
Each Buyer hereby represents and warrants to the Sellers, solely as to itself and not as to the other Buyer, as follows:
SECTION 7.1.    Corporate Organization. The Euro Buyer is a United Kingdom limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all necessary power and authority to own its properties and assets and to conduct its businesses as now conducted. The U.S. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to own its properties and assets and to conduct its businesses as now conducted.
SECTION 7.2.    Qualification to Do Business. The U.S. Buyer is duly qualified to do business as a domestic limited liability company and the Euro Buyer is duly qualified to do business as a foreign limited company, and each Buyer is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated the Transaction Documents.
SECTION 7.3.    Authorization and Validity of Agreement. Each Buyer has all requisite power and authority to enter into each Transaction Document to which it is or will be a party and to carry out its obligations thereunder. The execution and delivery of each Transaction Document to which such Buyer is or will be a party and the performance of such Buyer’s obligations thereunder have been duly authorized by all necessary corporate or other organizational action of such Buyer, and no other proceedings on the part of such Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been, and each other Transaction Document to which a Buyer is or will be a party will be, duly executed by such Buyer and constitutes, or will constitute when executed, such Buyer’s valid and binding obligations, enforceable against such Buyer in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws related to or affecting creditors’ rights generally and by general equitable principles (whether at law or in equity).
SECTION 7.4.    No Conflict or Violation. The execution, delivery and performance by each Buyer of any Transaction Document to which such Buyer is or will be a party do not and will not violate or conflict with any provision of the limited liability company operating agreement or other organizational document of such Buyer and do not and will not violate in any material respects any provision of Law to which such Buyer is subject, or any order, judgment or decree of any court, arbitrator or other Governmental Entity having jurisdiction over such Buyer, nor violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Buyer is a party or by which it is bound or to which any of its properties or assets is subject except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated by the Transaction Documents.
SECTION 7.5.    Consents and Approvals. The execution, delivery and performance of any Transaction Document on behalf of each Buyer do not require the Consent of, declaration to or filing or registration with, any court, arbitrator or other Governmental Entity or Person, except for such Consents, declarations, filings and registrations of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated hereby.
SECTION 7.6.    No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from either of the Buyers in connection with, the Transaction Documents or the transactions contemplated thereby, in each case, with respect to which the Sellers will incur any liability.
SECTION 7.7.    Investment Intent. Each Buyer: (a) understands that the Equity Securities have not been, and will not be, registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the applicable Equity Securities solely for such Buyer’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Group Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the applicable Equity Securities; (e) is able to bear the economic risk and lack of liquidity inherent in holding the applicable Equity Securities; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.
SECTION 7.8.    Availability of Funds. The Buyers will have cash available, or will have existing committed borrowing facilities, that together are sufficient to enable them to consummate the transactions contemplated by this Agreement and to pay when due the portion of the Closing Amount to be paid pursuant to Section 2.1(a).
SECTION 7.9.    Litigation. There are no Actions pending or, to the actual knowledge of the Buyers, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought against or involving either Buyer or any of its respective assets, operations or business, which would materially and adversely affect the ability of the Buyers to consummate the transactions contemplated by the Transaction Documents.
SECTION 7.10.    No Other Representations and Warranties.
(a)    Except for the representations and warranties set forth in this Section 7, no Buyer makes any representation or warranty (whether express or implied) in connection with the transactions contemplated by this Agreement.
(b)    Each Buyer acknowledges and agrees that none of the Sellers or any of their Affiliates is making or has made, and such Buyer has not relied upon, any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Group Companies, the Sellers or the Beneficial Owners other than the representations and warranties expressly set forth in Section 5 and Section 6. In addition, each Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to such Buyer by or on behalf of the Sellers, the Group Companies or the Beneficial Owners are not and shall not be deemed to be representations or warranties of the Sellers, the Group Companies or the Beneficial Owners or any of their Affiliates.
(c)    Each Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into the Group Companies, (ii) has been provided with access to information, documents and other materials relating to the Group Companies and (iii) has been provided an opportunity to ask questions of the Sellers and Group Companies with respect to such information, documents and other materials. Each Buyer further acknowledges and agrees that none of the Sellers, Group Companies or Beneficial Owners or any of their respective Affiliates has made and such Buyer has not relied upon any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties set forth in Section 5 and Section 6 of this Agreement.
SECTION 8.    COVENANTS OF THE SELLERS AND THE BENEFICIAL OWNERS.
The Sellers and the Beneficial Owners, as applicable, hereby covenant as follows:
SECTION 8.1.    Conduct of Business Before the Closing Date.
(a)    Without the prior written consent of the Buyers (which consent shall not be unreasonably withheld or delayed with respect to the matters set forth in clause (ii), (iii), (vii), (viii), (ix), (xi), (xiv) or (xv) of this Section 8.1(a)), between the date hereof and the Closing Date, except as set forth on Schedule 8.1, the Sellers shall not, and shall cause each Group Company not to, except as otherwise expressly required or expressly permitted pursuant to the terms hereof, directly or indirectly:
(i)    make any change in any Group Company Organizational Documents, issue any additional shares of capital stock, membership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;
(ii)    make any sale, assignment, transfer, abandonment, exclusive license or other conveyance of its assets, properties or rights or any material part thereof (including Intellectual Property), except transactions pursuant to the existing Company Contracts set forth in the Schedules hereto;

(iii)    subject any of its assets, properties or rights, or any part thereof, to any material Lien (other than a Permitted Lien) or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law;
(iv)    redeem, retire, purchase or otherwise acquire any shares of the share capital, membership interests or partnership interests or other ownership interests of such Group Company;
(v)    acquire any entity, business, asset or property, or enter into any other transaction (excluding Company Contracts with customers), other than in the ordinary course of business consistent with past practice not in excess of $200,000 in the aggregate;
(vi)    increase or modify benefits or compensation under any Company Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan, as currently in effect on the date of this Agreement, fail to make any required contribution to any Company Plan when due, merge or transfer any Company Plan or the assets or liabilities of any Company Plan, terminate any Company Plan or establish or adopt any additional Employee Plan that would be a Company Plan if it were in existence as of the date of this Agreement, in each case except as required by the terms of this Agreement or as required by applicable Law or the terms of a Company Plan as currently in effect on the date of this Agreement;
(vii)    enter into any employment agreement, severance, change-in-control benefits agreement, or any other agreement to pay compensation or benefits, or amend, modify or otherwise alter any agreement with any current or former Service Provider, except as required by applicable Law or the terms of a Company Plan, as currently in effect on the date of this Agreement;
(viii)    terminate, or take actions constituting a constructive termination of, the employment or service of any Beneficial Owner, Specified Employee, or other Service Provider, other than for cause;
(ix)    make or commit to make any capital expenditure in excess of $50,000 in the aggregate;
(x)    pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, other than the payment of salary, bonus and fringe benefits to officers, employees and directors of Group Companies as currently in effect on the date of this Agreement in the ordinary course of business consistent with past practice and with respect to bonuses, subject to the Sellers providing the Buyers with bonus amounts sufficiently in advance of communication to officers, employees and directors solely for the purpose of the Buyers’ review and comment with respect to future compensation planning for the Group Companies; provided that notwithstanding the foregoing Closing-based bonuses will be made to officers, employees and directors of the Group Companies only on a discretionary basis and not pursuant to any contract to which the applicable Group Company is a party or is bound;
(xi)    fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained as of the date hereof, except as required by Law;
(xii)    make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;
(xiii)    make or change any material election in respect of Taxes, change an accounting period in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;
(xiv)    settle, release or forgive any claim or litigation, or waive any right thereto;
(xv)    enter into, modify, amend in any material respect, or terminate any Company Contract, where such Company Contract is for (A) a Company Contract entailing or requiring payments, expenditures or commitments by such Group Company in excess of $100,000, (B) a Company Contract (other than engagement letters with clients on terms substantially similar to those of the Group Companies’ applicable form engagement letters set forth on Schedule 8.1(a)(xv)) having a term in excess of twelve (12) months, or (C) a Company Contract with any Seller or any Affiliate or Family Member thereof, other than terminations of Company Contracts as a result of the expiration of the term of such Company Contracts or material breach by any counterparty of such Company Contracts; or
(xvi)    commit to do any of the foregoing.
(b)    From and after the date hereof and until the Closing Date, except as set forth on Schedule 8.1 or as otherwise expressly required or expressly permitted pursuant to the terms hereof, the Sellers shall use their respective reasonable best efforts to cause each Group Company to:
(i)    continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice;
(ii)    file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)    continue to conduct its business in the ordinary course consistent with past practice;
(iv)    keep its books of account, files and records in the ordinary course and in accordance with existing practice and applicable Law; and
(v)    preserve intact its licenses, operations, organization and reputation, keep available the services, registrations, licenses and qualifications of its officers and employees and preserve the goodwill and business relationships of its clients, including each Major Client, in accordance with past practice.
(c)    Subject in all respects to Section 8.1(d), at or prior to the Closing, the Sellers shall use their respective reasonable best efforts to cause all Cash of the Group Companies and all funds received by the Group Companies or their banks, in each case, other than any amounts that comprise the Minimum Net Capital Amount or that are reasonably necessary to pay the Indebtedness and current liabilities of the Group Companies as of the Closing Date, to be distributed by the applicable Group Companies to the Sellers.
(d)    From and after the date hereof and until the Closing Date, the Group B Sellers shall use their respective reasonable best efforts to cause the U.S. Companies to cause Quarton BD to maintain its minimum net capital during such period and as of the Closing (i) in compliance in all material respects with all applicable Laws imposed by the SEC or any other Governmental Entity and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act or make any filing with FINRA pursuant to NASD Rule 1017(a)(3). At or prior to the Closing, the Group B Sellers shall, or shall cause their Affiliates to, if necessary, cause the U.S. Companies to contribute to Quarton BD an amount such that, as of the Closing, Quarton BD’s net capital is greater than or equal to the Minimum Net Capital Amount.
SECTION 8.2.    Consents and Approvals. The Sellers shall, at their cost and expense, (i) use their respective reasonable best efforts to obtain all necessary Consents of all Governmental Entities (including the Consents listed on Schedule 5.4) and of all other Persons (including the consent of each counterparty to any Company Contract), required in connection with the execution, delivery and performance by the Sellers of the Transaction Documents to which the Sellers are or will be a party, and (ii) reasonably cooperate with the Buyers in connection with the matters described in this Section 8.2 and preparing and filing all documents required to be submitted by the Buyers, the Sellers or the Group Companies to any court, arbitrator or other Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyers, the Sellers or the Group Companies in connection with such transactions (which cooperation shall include furnishing to the Buyers, upon reasonable request, all information concerning the Sellers, the Beneficial Owners or the Group Companies that counsel to the Buyers reasonably determines is required to be included in such documents), including by keeping the Buyers reasonably informed as to the status of such matters, considering the views of the Buyers in good faith in connection therewith and advising the Buyers as soon as practicable after receiving any communication from any Governmental Entity relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate such transactions. Notwithstanding the foregoing, the Sellers shall, as promptly as practicable and in no event later than fifteen (15) Business Days after the date hereof, file all documents and information required in connection with obtaining FINRA Approval on a “Fast Track” basis. The Sellers shall also as promptly as practicable send, or cause Quarton BD to send, written notification of the transactions contemplated by this Agreement to all states where Quarton BD is registered.
SECTION 8.3.    Access to Properties and Records. The Sellers shall afford to the Buyers, and to the accountants, counsel and representatives of the Buyers, upon reasonable advance notice, reasonable access during normal business hours in a manner so as to not unreasonably interfere with the normal business operations of the Group Companies throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 16) to all properties, Company Licenses and Permits, books, Company Contracts, commitments and files and records (including Tax Returns and correspondence with accountants) of the Group Companies and, during such period, shall furnish as promptly as practicable to the Buyers all other information concerning the Group Companies and their respective properties and personnel as the Buyers may reasonably request, in each case in connection with the Buyers’ preparation to integrate the Group Companies, provided that this provision shall not (i) apply to any materials which are privileged (including attorney-client privileged materials and product privileged materials) or (ii) require disclosure of information or materials if doing so would violate any agreement or any Law to which any Group Company is a party or to which any Group Company is subject; and, provided, further, that no investigation or receipt of information pursuant to this Section 8.3 shall qualify any representation or warranty of the Sellers or the conditions to the obligations of the Buyers, and the Sellers shall use reasonable best efforts to provide the Buyers with access to such materials or information in a manner that would not result in the violation of such agreement or Law or the loss of such privilege. The Sellers shall afford to the Buyers reasonable access to the properties, assets and operations of the Group Companies throughout the period prior to the Closing Date, as may be reasonably requested in writing. The Buyers shall comply with, and shall cause the Buyers’ accountants, counsel and representatives to comply with, all of their obligations under the Confidentiality Agreement, dated August 17, 2018, among Cowen Inc., QIEAG and QPLLC (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, with respect to the information disclosed pursuant to this Section 8.3, and such Confidentiality Agreement will remain in full force and effect until the earlier of (i) the Closing, at which time it shall automatically terminate and (ii) the date of its expiration in accordance with its terms and conditions.
SECTION 8.4.    Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 16 hereof, except for the transactions contemplated by the Transaction Documents, the Sellers and the Beneficial Owners shall not, and shall cause any Persons acting on behalf of the Sellers or the Beneficial Owners not to, directly or indirectly, solicit, engage in discussions or negotiations with, knowingly encourage, or provide any information to, any Person or group of Persons (other than the Buyers, their Affiliates and their respective representatives) concerning any merger of any Group Company, any sale of a material portion of the Group Companies’ assets, any purchase, sale or other disposition of all or part of the Interests or similar transaction involving any Group Company or its assets or any other transaction inconsistent with the transactions contemplated hereby. The Sellers and the Beneficial Owners shall promptly communicate to the Buyers any inquiries or communications concerning any such transaction which any of them may receive or of which any of them may become aware.
SECTION 8.5.    Reasonable Best Efforts. No Seller or Beneficial Owner shall intentionally take any action to cause it or him to be in material breach of any of its or his representations, warranties, covenants or agreements contained in this Agreement. Upon the terms and subject to the conditions of this Agreement, each Seller and Beneficial Owner shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including by using reasonable best efforts to perform and satisfy all conditions to the Closing to be performed or satisfied by it or him under this Agreement as soon as possible, but in no event later than the Closing Date.
SECTION 8.6.    Non-Solicitation of Clients and Employees. During the Restricted Period, each Seller and Beneficial Owner hereby covenants that it or he shall not (and it or he shall cause any other Person controlled by it or him not to), whether for its or his own account or for the account of any other Person, individual, partnership, firm, corporation or other business organization (other than the Buyers or any of their respective Subsidiaries or Affiliates), directly or indirectly, solicit, endeavor to entice away from the Buyers or their respective Subsidiaries or Affiliates, hire or engage as a service provider or Associated Partner or otherwise directly or indirectly intentionally interfere with the relationship of the Buyers or any of their respective Subsidiaries or Affiliates with (i) any Continuing Employee, (ii) Beneficial Owner, (iii) any Associated Partner of any Group Company, (iv) any other employee, managing director, board member, service provider or consultant of the Buyers or any of their respective Subsidiaries or Affiliates who is involved in the management or operations of any Group Company following the Closing, or (v) any Person or entity who is as of the Closing Date, or was within the twelve (12) month period preceding the Closing Date, a client or, to the knowledge of the Sellers, a prospective client (i.e., in the active prospect pipeline), of any Group Company; provided, however, that the foregoing provisions will not prevent any Seller or Beneficial Owner from employing or soliciting, or attempting to employ or solicit, any Person who has not been employed or engaged as an employee or Associated Partner by any Group Company or its Affiliates in the four (4) months prior to such employment, solicitation or attempt; and provided, further, that the foregoing provisions shall not preclude any Seller or Beneficial Owner from placing general advertisements during the Restricted Period in periodicals of general circulation, or on Internet job sites, or soliciting persons for employment or services that are not specifically targeted at Service Providers of the Group Companies or any of their Affiliates; provided, however, in each case, that no Seller or Beneficial Owner may employ or otherwise engage any Person identified by such general advertisements or targeting who is or has been engaged as a board member, managing director or service provider or employed as an employee, consultant or Associated Partner by any Group Company or its Affiliates, unless four (4) months have elapsed prior to such engagement or employment.

SECTION 8.7.    Covenant Not to Compete.
(a)    During the Restricted Period, each Seller and Beneficial Owner covenants that it or he shall not (and it or he shall cause any other Person controlled by it or him not to), directly or indirectly, for itself or himself or on behalf of or in conjunction with any Person, partnership, corporation or other entity, whether as an agent, partner, joint venturer, investor, employee, consultant or otherwise, engage in any Competitive Enterprise.
(b)    If any provision of this Section 8.7 or Section 8.6 or Section 8.8 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the governing law of this Agreement, other applicable Laws and the enforcement of such provision, and shall be binding and enforceable with respect to the Sellers and Beneficial Owners, as so curtailed.
(c)    Without intending to limit the remedies available to the Buyers and their respective Subsidiaries and Affiliates, the Sellers and Beneficial Owners acknowledge that a breach of any of the covenants contained in this Section 8.7 and Section 8.6 and Section 8.8 will result in material irreparable injury to the Buyers or their respective Subsidiaries or Affiliates for which there is no adequate remedy at Law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Buyers and the Parent shall be entitled to obtain, without limiting any other remedies available to them, monetary damages, a temporary restraining order and/or a preliminary or permanent injunction, restraining the Sellers or Beneficial Owners from engaging in activities prohibited by this Section 8.7 or Section 8.6 or Section 8.8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8.7 or Section 8.6 or Section 8.8.
SECTION 8.8.    Non-Disparagement; Acknowledgements. During the Restricted Period, each Seller and Beneficial Owner shall not, and shall cause its or his Affiliates not to, make any statement, written or oral, that is disparaging or defamatory about the Buyers or any of their respective Affiliates, any Group Company, the employees of any Group Company or of the Buyers or any of their respective Affiliates, or the operation of any Group Company by the Buyers or any of their respective Affiliates. Each Seller and Beneficial Owner acknowledges and agrees that (a) the agreements and covenants contained in this Section 8.8 and Section 8.6 and Section 8.7 are (i) reasonable and valid in geographical and temporal scope and in all other respects, (ii) essential to protect the value of the business and assets of the Group Companies, and (iii) being provided by the Sellers and the Beneficial Owners in consideration for the Purchase Price to be paid by the Buyers to the Sellers in accordance with this Agreement in connection with the transactions contemplated hereby, and (b) the Sellers and the Beneficial Owners have obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Group Companies and to the substantial detriment of the Group Companies.
SECTION 8.1.    Insurance. To the extent the Buyers may so elect in their sole discretion after the date hereof and prior to the Closing, effective as of the Closing Date, the Sellers shall cause the Group Companies to obtain, at the expense of the Buyers, “tail” insurance extensions under the current employment practices liability policy with a term of six (6) years on such terms as may be specified by the Buyers.
SECTION 8.1.    Prior Company Names.
(a)    Prior to or at the Closing, the Group A Sellers and the Beneficial Owners shall, and shall cause their respective Affiliates to, transfer any and all rights, title or interest, including all related claims and causes of action and all associated goodwill, which they may have in or to the name, brand or mark “BLUE CORPORATE FINANCE”, or any name, trademark, service mark, acronym or logo based on, or incorporating, any of such names, trademarks or service marks, or any Internet domain name containing all or a portion of the foregoing (collectively, the “Prior Company Names”), other than any such rights, title or interest already owned or held by a Euro Company, to the Company.
(b)    At least three (3) Business Days prior to the Closing Date, the Group A Sellers and the Beneficial Owners shall, and shall cause their respective Affiliates to, change all of its or his corporate, trade, d/b/a and other registered names to a name that does not include, and is not confusingly similar to, any Prior Company Name, including “BLUE CORPORATE FINANCE”.
(c)    Following the Closing, (i) the Group A Sellers and the Beneficial Owners shall, and shall cause their respective Affiliates to, other than and solely in connection with the performance by such Sellers (or, where applicable, their Beneficial Owners) of their bona fide duties as employees (or, in the case of Jozsef Bugovics, as a service provider) of the Group Companies following the Closing, promptly cease and discontinue any and all uses of the Prior Company Names, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of, or confusingly similar to, the Prior Company Names, or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and (ii) the Group A Sellers and the Beneficial Owners, for themselves and their respective Affiliates, agree that any and all rights of the Group A Sellers, the Beneficial Owners and their respective Affiliates to the Prior Company Names, including any such rights licensed to the Group A Sellers, the Beneficial Owners or their respective Affiliates pursuant to any agreements or other arrangements, whether express or implied, shall terminate on the Closing Date without recourse by the Group A Sellers, the Beneficial Owners or their respective Affiliates. None of the Group A Sellers, the Beneficial Owners or their respective Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of, or confusingly similar to, any Prior Company Name.
SECTION 8.1.    Specified Receivable and Specified European Fees. Prior to the Closing, the Group A Sellers shall cause each applicable Euro Company to establish, in accordance with GAAP and consistent with past practice, accounts receivable (to the extent not already existing) owing to such applicable Euro Company and accounts payable owing the applicable Group A Sellers on the books and records of such applicable Euro Company in respect of the Specified Receivable (in the full amount thereof as set forth on Annex H, less any portion paid in cash prior to the Closing) and any Specified European Fees, as applicable.
SECTION 8.2.    Financial Statements. Prior to the Closing, each of the Sellers and the Beneficial Owners will, and each of the Sellers and the Beneficial Owners will cause the Group Companies and their respective representatives (including auditors and accountants) to, and from and after the Closing, each of the Sellers and the Beneficial Owners will, and will cause their respective representatives (including auditors and accountants) to, reasonably cooperate with, and assist and support, the Buyers and their respective Affiliates (including the Parent) and representatives in connection with the preparation of U.S. GAAP financial statements that comply with SEC rules, regulations and requirements applicable to the Parent promptly upon notice from the Buyers during normal business hours, including by providing such information, bank statements, agreements, access to facilities, employees, auditors, vendors and other representatives as may be reasonably requested by the Buyers in connection therewith.
SECTION 8.3.    2018 Revenues Statement. Not less than five (5) Business Days before the Closing Date, the Seller Representatives shall, in good faith using the Group Companies’ then available financial information, prepare a statement (the “2018 Revenues Statement”) setting forth an estimate of the 2018 Revenues. The 2018 Revenues Statement shall be prepared in accordance with applicable GAAP. After delivery of the 2018 Revenues Statement, the Sellers shall cooperate with the Buyers to the extent reasonably requested in connection with the Buyers’ review of the 2018 Revenues Statement. In connection with such review, the Buyers shall have reasonable access during normal business hours, with reasonable advance notice, to all books, records, work papers and personnel (including those of the Sellers’ and the Group Companies’ accountants and auditors, to the extent the Sellers are reasonably able to obtain such books and records and work papers) relating to the 2018 Revenues Statement and all other items reasonably requested by the Buyers to the extent related thereto.
SECTION 8.4.    Termination of Certain Affiliate Contracts and Certain Other Agreements. Prior to the Closing Date, the Sellers and Beneficial Owners shall (a) terminate or cause to be terminated each Affiliate Contract set forth on Schedule 8.14(a) and each Shareholders Agreement (for the avoidance of doubt, other than (i) the Articles of Association of Quarton Association, effective as of July 17, 2017, by and among QPLLC, QIEAG, Quarton Switzerland and Quarton International AG, (ii) the Group Company Organizational Documents of the U.S. Companies as contemplated by Section 8.20, or (iii) any other Shareholders Agreements approved by the Buyers) with a full and complete waiver of any and all of their rights thereunder (including, as applicable, rights of first refusal or first offer, co-sale rights, preemptive rights, drag-along rights, tag-along rights, call rights and other similar rights), in each case, without any cost or liability to the Buyers or their Affiliates (which Affiliates, for the avoidance of doubt, include the Group Companies from and after the Closing) and (b) repay, terminate or transfer any loan or advance made by any Group Company to any Seller, Beneficial Owner or other Affiliate thereof (including those loans set forth on Schedule 8.14(b)), in each case, without any cost or liability to the Buyers or their Affiliates (which Affiliates, for the avoidance of doubt, include the Group Companies from and after the Closing).

SECTION 8.5.    Resignations. Prior to the Closing, the Sellers and the Beneficial Owners shall cause each of the members of the board of managers (or similar governing body) and the officers of each Group Company designated in writing to the Seller Representatives by the Buyers (subject to compliance with applicable Law) no fewer than three (3) Business Days prior to the Closing Date, to deliver written resignations (in a form reasonably acceptable to the Buyers), effective as of immediately prior to the Closing, to the Buyers.
SECTION 8.6.    Past Title Transfers. Prior to the Closing Date, the Group A Sellers and the Beneficial Owners shall procure that all past share transfers of Interests in the Company, QIEAG and Quarton International AG are duly and accurately repeated and documented to the reasonable satisfaction of the Euro Buyer and (ii) deliver original duly executed and completed title transfer documentation in form and substance reasonably satisfactory to the Euro Buyer with respect to such transfers to the Euro Buyer.
SECTION 8.7.    Kopernikus Kapital GmbH; Neida Bärtschi AG. Prior to the Closing Date, the Group A Sellers and the Beneficial Owners shall cause either (i) Kopernikus Kapital GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), with registered seat in Munich and a wholly owned direct Subsidiary of QIEAG (“Kopernikus”) and Neida Bärtschi AG, a Swiss public limited company (Aktiengesellschaft) and a wholly owned direct Subsidiary of QIEAG (“Neida”), to cease operations and to be wound up and dissolved in accordance with applicable Law or (ii) 100% of the capital stock of Kopernikus and Neida to be transferred to a third party or a Seller, in the case of each of (i) and (ii), without any liability to the Group Companies, the Buyers, the Parent or their respective Affiliates from and after the Closing.
SECTION 8.8.    Transfer of Certain Client Loans. At or prior to the Closing Date, the Group A Sellers and the Beneficial Owners shall cause all accounts receivable of any Group Company of the type described in Section 5.17(c)(xi)(A) generated or accrued prior to the Closing to be transferred to one or more Group A Sellers or Beneficial Owners.
SECTION 8.9.    Certain Information. Promptly following the date hereof, but in any event no later than two (2) weeks following the date hereof, the Sellers shall cause each Group Company to convey to the Buyers and the Buyers’ representatives such Personal Data related to the employees of the Group Companies, including names, positions, compensation, benefits and other Personal Data related to terms of employment, as requested by the Buyers. The Sellers acknowledge and agree that the Buyers have a legitimate interest to process such information as soon as possible following the date hereof to ensure a successful transition after the Closing Date and to verify that the requirements of Section 15.8 have been satisfied.
SECTION 8.10.    U.S. Companies Organizational Documents. Prior to the Closing Date, the Group B Sellers shall (i) adopt, and cause each of the U.S. Companies to adopt, Group Company Organizational Documents in a form reasonably satisfactory to the U.S. Buyer (and for that purpose share with counsel to the U.S. Buyer for review and comment the Group B Sellers’ proposed form of such Group Company Organizational Documents at least fifteen (15) Business Days prior to the Closing Date) and (ii) deliver duly executed Group Company Organizational Documents for each of the U.S. Companies in such form.

SECTION 9.    COVENANTS OF THE BUYERS.
SECTION 9.1.    Actions Before Closing Date. The Buyers shall not intentionally take any action to cause them to be in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement. Upon the terms and subject to the conditions of this Agreement, the Buyers shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including by using reasonable best efforts to perform and satisfy all conditions to the Closing to be performed or satisfied by them under this Agreement as soon as possible, but in no event later than the Closing Date.
SECTION 9.2.    Consents and Approvals. Upon the terms and subject to the conditions of this Agreement, each Buyer shall, at its cost and expense, (i) use its reasonable best efforts (which in no event shall require such Buyer or any of its Subsidiaries or Affiliates to divest, sell or hold separate any assets or otherwise restrict the business of such Buyer or any of its Subsidiaries or Affiliates) to obtain all consents and approvals of third parties required in connection with the execution, delivery and performance by the Buyers of the Transaction Documents to which the Buyers are or will be a party, and (ii) reasonably cooperate with the Sellers in connection with the matters described in Section 8.2 and this Section 9.2 and preparing and filing all documents required to be submitted by the Buyers, the Sellers or the Group Companies to any court, arbitrator or other Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyers, the Sellers or the Group Companies in connection with such transactions (which cooperation shall include furnishing to the Sellers, upon reasonable request, all information concerning the Buyers or the Parent that counsel to the Sellers reasonably determines is required to be included in such documents), including by keeping the Sellers reasonably informed as to the status of such matters, considering the views of the Sellers in good faith in connection therewith and advising the Sellers as soon as practicable after receiving any communication from any Governmental Entity relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate such transactions.
SECTION 9.3.    Payment of Specified Receivable and Specified European Fees to Sellers. The Buyers shall, subject to the Sellers and the Beneficial Owners providing reasonable assistance in connection therewith, use commercially reasonable efforts to cause the applicable Euro Companies to collect the Specified Receivable and any Specified European Fees to the extent not paid prior to the Closing Date. To the extent that any such Specified Receivable or any Specified European Fees are paid to the applicable Euro Company following the Closing, the Buyers shall cause the applicable Group Company to notify the Seller Representatives of such payment and, subject to the last sentence of this Section 9.3, the Buyers shall cause the applicable Euro Company to pay to the applicable Group A Sellers an aggregate amount equal to the portion of the Specified Receivable or any Specified European Fees, as applicable, actually received by the applicable Euro Company, less the amount of costs and expenses (including any attorneys’ fees and expenses), if any, incurred by such Euro Company or its Affiliates in connection with collecting the Specified Receivable or such Specified European Fees, as applicable (any such amount, a “Specified

Payment”). Within five (5) Business Days following the receipt by the Buyers of written payment instructions from the Group A Seller Representative in respect of a Specified Payment, which payment instructions shall list the amount and wire information with respect to each applicable Group A Seller who is entitled to receive payment in respect thereof, the Buyers shall cause the applicable Euro Company to pay to each such Group A Seller the corresponding portion of the Specified Payment set forth in such payment instructions in accordance with such payment instructions and the other provisions of this Section 9.3.
SECTION 10.    TAX MATTERS.
SECTION 10.1.    Tax Treatment of Transactions. For U.S. federal (and to the extent possible, state, local and all other) Tax purposes, the parties shall report the purchase of the Interests in accordance with situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, from the Buyers’ perspective, as a termination of each of the QPLLC and QSGP, and a deemed distribution of all assets of the QPLLC and QSGP to the Sellers, followed by the sale of all such assets to the U.S. Buyer for the U.S. Purchase Price, and from the Sellers’ perspective, as a sale of one hundred percent (100%) of the Interests in each of the QPLLC and QSGP. No party shall take a position inconsistent with the preceding sentence for any Tax purposes unless otherwise required by a determination as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local Law.
SECTION 10.2.    Tax Allocation.
(a)    The Group B Sellers and the U.S. Buyer agree to allocate the U.S. Purchase Price and any other items constituting consideration for the Interests for applicable income Tax purposes (to the extent known at such time) among the assets of each of QPLLC and QSGP as set forth in Section 10.2(b).
(b)    The U.S. Buyer shall provide the Sellers with draft allocations pursuant to Section 10.2(a) that comply with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within sixty (60) days after the Closing Date (the “Allocation”). If the Sellers disagree with all or a portion of the Allocation, the Sellers may within thirty (30) days after receipt of the Allocation notify the U.S. Buyer of its objections. The U.S. Buyer and the Sellers shall work in good faith to resolve any disagreements. If after fifteen (15) days the U.S. Buyer and the Sellers have not resolved their disagreements, the disputed portion of the Allocation shall be delivered to the Independent Accounting Firm. The Independent Accounting Firm shall review the disputed portion of such draft Allocation and determine the final Allocation within thirty (30) days of receipt. The cost of such accounting firm shall be borne one-half by the U.S. Buyer and one-half by the Sellers. The Group B Sellers and the U.S. Buyer shall, and shall cause their Affiliates to, report consistently with the final Allocation in all Tax Returns, including IRS Form 8594, which the U.S. Buyer and the Group B Sellers shall timely file with the appropriate Tax Authority, and the Group B Sellers, the U.S. Buyer and each of their respective Affiliates shall not file any Tax Return or other document or otherwise take any position that is inconsistent with the Allocation determined pursuant to this Section 10.2(b), unless otherwise required by a determination as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local Law.

(c)    The parties hereto shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 10.2 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.
SECTION 10.3.    Preparation and Filing of Tax Returns.
(a)    The Sellers shall prepare or cause to be prepared and file or cause to be filed (or, after the Closing, deliver to the Buyers, who will timely file or cause to be timely filed), all income Tax Returns for each of QPLLC and QSGP for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) regardless of whether such Tax Returns are due before or after the Closing Date. All Tax Returns prepared by the Sellers pursuant to this Section 10.3 shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.
(b)    Except as provided in Sections 10.3(a) and Section 10.3(d), the Buyers shall timely prepare and file, or cause the Group Companies to timely prepare and file, with the appropriate Governmental Entity all Tax Returns required to be filed by the Group Companies after the Closing Date (collectively, the “Other Returns”) and will pay, or cause the Group Companies to pay, all Taxes due with respect to such Other Returns. All Tax Returns prepared by the Buyers pursuant to this Section 10.3 that relate to a Tax for which the Sellers are responsible pursuant to Section 12.2 shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.
(c)    With respect to any Tax Return required to be prepared by the Sellers or the Buyers pursuant to Section 10.3(a) or Section 10.3(b) (such party, the “Filing Party”) and that relates to a Pre-Closing Tax Period or a Tax for which the other party (the “Other Tax Party”) is responsible pursuant to Section 12.2 or Section 12.3, the Filing Party shall provide the Other Tax Party and its authorized representatives with a copy of such Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Other Tax Party, together with appropriate supporting information and schedules at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return. If the Other Tax Party disputes any item on such Tax Return, it shall notify the Filing Party of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the Buyers and the Sellers cannot resolve any disputed item within fifteen (15) days, the dispute shall be resolved by to the Independent Accounting Firm, whose determination shall be final, provided, that if a dispute with respect to a Tax Return cannot be resolved at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by the Filing Party and amended to reflect the resolution of such dispute pursuant to this Agreement. The cost of such accounting firm shall be borne one-half by the Buyers and one-half by the Sellers.
(d)    Without the prior written consent of the Sellers, the Buyers shall not, and shall not permit any Group Company to, amend any Tax Returns or make or change any Tax elections or accounting methods, in each case with respect to any Group Company relating solely to any Pre-

Closing Tax Period (or portion of a taxable period ending on the Closing Date), except to the extent required by applicable Tax Law.
(e)    From and after the Closing, each Seller and Beneficial Owner shall be liable for and shall pay all Taxes of, or owing or payable by, such Seller or Beneficial Owner with respect to any payment to the Sellers or the Beneficial Owners under Section 2, Section 3 or Section 9.3 of  this Agreement.  For the avoidance of doubt, once the applicable Seller or Beneficial Owner has paid in full the Taxes described in the immediately preceding sentence, without such Taxes being refunded to such Seller or Beneficial Owner, then such Seller or Beneficial Owner shall not have any obligation to indemnify the Buyer Indemnitees pursuant to Section 12 in respect of the covenant set forth in this Section 10.3(e).
SECTION 10.4.    Refunds. The Sellers shall be entitled to receive and retain any refund or other reimbursement or credit in respect of Taxes for a Pre-Closing Tax Period other than a refund, reimbursement or credit that has been included as an asset in the calculation of the U.S. Net Working Capital or Euro Net Working Capital, as applicable, and the Buyers shall promptly notify the Sellers of the receipt of any refund or other reimbursement or credit to which the Sellers are entitled hereunder and pay over, net of any Taxes payable by any Group Company thereon, such refund or other reimbursement or the amount of such credit to the extent such credit actually reduces the cash Tax liability of the Buyers or an Affiliate of either Buyer (including, after the Closing, any Group Company).
SECTION 10.5.    Tax Contests.
(a)    The Buyers or the Sellers, as the case may be, shall notify the other party within twenty (20) days after receipt by such party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which such other party or its Affiliates may be responsible under Section 12.2 or 12.3 (“Tax Matters”). The failure to so provide notice shall not affect the Sellers’ or the Buyers’ obligations under Section 12.2 or Section 12.3, respectively, unless the indemnifying party is materially prejudiced as a result thereof, and only to the extent of such prejudice.
(b)    Subject to Section 10.5(d), the Sellers shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes of any Group Company for which the Sellers are obligated to indemnify the Buyers under Section 12.2.
(c)    Subject to Section 10.5(d), the Buyers shall have the sole right to control all Tax Matters of any Group Company not controlled by the Sellers pursuant to Section 10.5(b).
(d)    The Buyers or the Sellers, as the case may be, shall not, and shall not permit their Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) controlled by such party under Section 10.5(b) or (c) to the extent such concession, settlement or compromise could reasonably be expected to affect adversely the other party or their Affiliates without the consent of such other party, which consent shall not be unreasonably withheld.

SECTION 10.6.    Books and Records; Cooperation. The Buyers and the Sellers shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance (including procuring access to auditors) as may be reasonably requested in connection with the preparation of any Tax Return or financial statements, any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, financial statements, audit, examination or proceeding for a period of five (5) years from and after the Closing; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
SECTION 10.7.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be borne equally by the Buyers, on the one hand, and by the Sellers, on the other hand, and the Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
SECTION 10.8.    Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under Section 12 as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
SECTION 10.9.    Overlap. To the extent of any inconsistency between this Section 10 and Section 12, this Section 10 shall control as to Tax matters.
SECTION 11.    MANAGEMENT OF THE GROUP COMPANIES.
SECTION 11.1.    Reports; Stub Period Contingent Payment Calculations.
(a)    Within sixty (60) calendar days after the end of each Earn-Out Period, the Buyers shall deliver to the Seller Representatives a statement (each, a “Revenue Statement”) setting forth in reasonable detail the Revenue Benchmark Amount for such Earn-Out Period and calculating the Contingent Payment Amount, if any, to be paid with respect to such Earn-Out Period; provided, that, notwithstanding anything to the contrary herein, the Buyers shall be required to deliver a Revenue Statement with respect to the Fifth Earn-Out Period only in the event the Sellers are eligible to receive a Contingent Payment with respect to the Fifth Earn-Out Period pursuant to Section 3.2(b). Upon request of the Seller Representatives, the Buyers shall deliver documentation reasonably requested by the Seller Representatives in connection with their and their advisors’ review of such information and calculations. The Sellers shall be deemed to have accepted the determinations set forth in the Revenue Statement unless the Seller Representatives deliver to the Buyers not later than forty-five (45) calendar days after receipt of the Revenue Statement a written notice listing in reasonable detail those items to which the Sellers take exception and any proposed adjustment thereto. The Seller Representatives and the Buyers shall negotiate in good faith to attempt to resolve any such exceptions promptly (and shall promptly provide each other with any information or documentation reasonably requested by the other in connection with the resolution of such exceptions), but if the Seller Representatives and the Buyers are unable, within fifteen (15) Business Days after receipt by the Buyers of the notice by the Seller Representatives of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to the Independent Accounting Firm. In resolving the disputed items, the Independent Accounting Firm (A) shall be bound by the provisions of this Section 11.1, (B) may not assign a value to any item greater than the greatest value claimed for such item by either the Buyers or the Seller Representatives or less than the smallest value claimed for such item by either the Buyers or the Seller Representatives, (C) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Revenue Statement to comply with the provisions of this Agreement and (D) shall act as an expert and not act as an arbitrator. The Independent Accounting Firm shall, within thirty (30) days following its selection, deliver to the Seller Representatives and the Buyers a written report determining such disputed exceptions (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to any Contingent Payment Amount, but all other disputes, if any, shall be resolved in accordance with Section 18.2. The fees and disbursements of the Independent Accounting Firm acting under this Section 11.1 shall be allocated between the Buyers, on the one hand, and the Sellers, on the other hand, based upon the total monetary value of disputed exceptions resolved in favor of the Buyers, on the one hand, and the Sellers, on the other hand, with the Buyers, on the one hand, and the Sellers, on the other hand, bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate amount of the disputed exceptions resolved against the Buyers, on the one hand, and the Sellers, on the other hand, bears to the total monetary value of all disputed exceptions considered by the Independent Accounting Firm.
(b)    Notwithstanding anything to the contrary herein, if the Closing occurs following January 2, 2019, then (A) the First Earn-Out Period shall be deemed to begin on the Closing Date and end on December 31, 2019, the Revenue Benchmark Amount, Excess Revenue Benchmark Amount, Contingent Payment and Contingent Payment Amount for the First Earn-Out Period shall be calculated by reference to the number of calendar days during the First Earn-Out Period (as adjusted pursuant to this clause (A)) and the dollar thresholds set forth in Section 3.2 (other than the Aggregate Earn-Out Cap) for purposes of such calculations shall be adjusted by multiplying such amounts by a factor equal to (x) the number of calendar days during the First Earn-Out Period (as adjusted pursuant to this clause (A)), divided by (y) the number of calendar days in the fiscal year ended December 31, 2019, (B) the Fourth Earn-Out Period shall begin on January 1, 2022 and be deemed to end on the four (4)-year anniversary of the Closing Date, the Revenue Benchmark Amount, Excess Revenue Benchmark Amount, Contingent Payment and Contingent Payment Amount for the Fourth Earn-Out Period shall be calculated by reference to the number of calendar days during the Fourth Earn-Out Period (as adjusted pursuant to this clause (B)) and the dollar thresholds set forth in Section 3.2 (other than the Aggregate Earn-Out Cap) for purposes of such calculations shall be adjusted by multiplying such amounts by a factor equal to (x) (1) the number of calendar days in the fiscal year ended December 31, 2022, plus (2) the number of calendar days following December 31, 2022 until and including the date that is the four (4)-year anniversary of the Closing Date, divided by (y) the number of calendar days in the fiscal year ended December 31, 2022, and (C) if there is a Fifth Earn-Out Period, then such Fifth Earn-Out Period shall be deemed to begin on date immediately following the last calendar day of the Fourth Earn-Out Period (as adjusted pursuant to clause (B)) and end on the five (5)-year anniversary of the Closing Date and the Revenue Benchmark Amount, Excess Revenue Benchmark Amount, Contingent Payment and Contingent Payment Amount for the Fifth Earn-Out Period shall be calculated on the basis of the Fifth Earn-Out Period (as adjusted pursuant to this clause (C)), and the applicable provisions of this Agreement relating to the Revenue Benchmark Amounts, Excess Revenue Benchmark Amounts, Contingent Payments and Contingent Payment Amounts shall apply mutatis mutandis in the manner set forth in the preceding provisions of this Section 11.1(b). By way of example only, if the Closing occurs on January 31, 2018, then the factor described in clause (A) above shall be equal to 335/365 = 0.9178 and the Revenue Benchmark Amount threshold of $22,500,000 in Section 3.2(a) will instead be $20,650,500 (i.e., $22,500,000 x 0.9178).
SECTION 11.2.    Management of the Group Companies. The parties hereto agree to the provisions of, and to take the actions set forth in, Section 11.2 of Annex J hereto. Without limiting the foregoing, the parties hereto agree that, except as otherwise expressly set forth herein, references to Section 3.2 and any subsections, clauses, subclauses or other provisions of Section 3.2 in this Agreement (including in Annex J) shall be deemed to mean Section 3.2 as set forth in Annex J and any subsections, clauses, subclauses or other provisions of Section 3.2 as set forth in Annex J, as applicable.
SECTION 11.3.    Books and Records. During the period from the Closing Date until March 31, 2023 (or March 31, 2024 if there is a Fifth Earn-Out Period), the Buyers shall make available for inspection by the Seller Representatives and their duly authorized representatives the portions of the books and records that reflect the information and dates used to determine the Revenue Benchmark Amount, if any, during the regular office hours of the Buyers at the office at which such books and records are kept and upon reasonable written notice to the Buyers; provided that the Seller Representatives, the Sellers and such representatives shall not reveal any information so obtained except to the extent necessary for the Sellers to enforce their rights under Section 11.1.
SECTION 12.    INDEMNIFICATION.
SECTION 12.1.    Survival. Each of the representations and warranties (other than the Fundamental Representations) set forth in Section 5, Section 6, and Section 7 of this Agreement and the parties’ liability with respect to their covenants and agreements to be performed at or prior to the Closing shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing for a period of five (5) years following the Closing Date. All covenants and agreements set forth in this Agreement that are to be performed after the Closing shall survive the Closing indefinitely or for such lesser period of time as may be specified therein, but not to exceed the applicable statute of limitations in the event of a breach of such covenant; provided that the Sellers’ indemnification obligations set forth in Section 12.2(a)(iii) and Section 12.2(a)(iv) shall survive the Closing for a period of five (5) years following the Closing Date. No claim, lawsuit, or other proceeding arising out of or related to the breach of any representation, warranty, covenant or agreement contained in this Agreement may be made by any Indemnitee (as defined below) unless notice of such claim, lawsuit or other proceeding is given to the Indemnitor (as defined below) in accordance with Section

12.4 prior to the end of the applicable survival period set forth in this Section 12.1; provided, that if such notice is given prior to the end of such survival period, then the applicable representation, warranty, covenant or agreement shall survive until such claim, lawsuit or other proceeding is finally resolved.
SECTION 12.2.    Indemnification by the Sellers.
(a)    From and after the Closing and subject to this Section 12.2, each Seller shall, on a several (and not joint and several) basis in accordance with the Sellers’ respective Allocation Percentages (it being understood that, (i) with respect to any indemnification obligation pursuant to Section 12.2(a)(i) or Section 12.2(a)(ii) due to a breach of any representation or warranty or covenant or agreement by a Seller which is expressly made or committed solely by or with respect to such Seller (or where applicable, its applicable Beneficial Owner), such Seller shall be solely responsible for such indemnification obligation, and (ii) with respect to any indemnification obligation pursuant to Section 12.2(a)(iii), the Group A Sellers shall be solely responsible for any such indemnification obligation arising out of or resulting from Pre-Closing Taxes of the Euro Companies and the Group B Sellers shall be solely responsible for any such indemnification obligation arising out of or resulting from Pre-Closing Taxes of the U.S. Companies), indemnify and fully defend, save and hold the Buyers, their respective Affiliates and Subsidiaries and their and their respective Affiliates’ and Subsidiaries’ respective Affiliates, directors, officers, members, equity holders, managers, agents and employees (the “Buyer Indemnitees”) harmless if any Buyer Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any Losses on account of, any one or more of the following:
(i)    any breach of any representation or warranty of such Seller (or, where applicable, its Beneficial Owner) contained in this Agreement or in any certificate delivered to the Buyers in connection with the Closing or of any covenant to be performed at or prior to the Closing;
(ii)    any failure of such Seller (or, where applicable, its Beneficial Owner) duly to perform any covenant or agreement contained in this Agreement to be performed on the part of such Seller (or, where applicable, its Beneficial Owner) after the Closing;
(iii)    Pre-Closing Taxes; and
(i)    any matter set forth on Schedule 12.2(a)(iv);
provided, however, that the Buyer Indemnitees shall not be entitled to assert any claims for indemnification against the Sellers (or, where applicable, the Beneficial Owners) pursuant to Section 12.2(a)(i) (other than with respect to Fundamental Representations) (i) for any Loss incurred or suffered by a Buyer Indemnitee that is not a Qualifying Loss and (ii) until the aggregate amount of all Qualifying Losses exceeds $450,000, in which case the Buyer Indemnitees shall be entitled to indemnification for such Losses with respect to such claims solely with respect to amounts in excess thereof; provided, further, that the Buyer Indemnitees shall not be entitled to assert any claims for indemnification pursuant to Section 12.2(a)(iv) until the aggregate amount of all Losses incurred or suffered by a Buyer Indemnitee arising out of or resulting therefrom exceeds $100,000, in which case the Buyer Indemnitees shall be entitled to indemnification for such Losses solely with respect to such claims with respect to amounts in excess thereof.
(b)    Offset. The Buyers shall have the right to offset or reduce any amount payable by the Buyers to any Seller pursuant to Section 3.1, Section 3.2 or Section 12.3 hereof (any such amount, a “Buyer Payment”) against or by any amounts payable by such Seller and/or its Beneficial Owner to the Buyer Indemnitees pursuant to Section 3.1(c), Section 3.1(d) or this Section 12.2; provided, that if any amount payable by any Sellers and/or Beneficial Owners pursuant to Section 3.1(c), Section 3.1(d) or this Section 12.2 is being disputed in good faith by the parties hereto (any such amount, a “Disputed Amount”), then, to the extent that the Buyers exercise their right hereunder to offset or reduce a Buyer Payment by any such amount payable by such Sellers and/or Beneficial Owners, a portion of such Buyer Payment equal to the Disputed Amount shall be deposited by the Buyers into a separate escrow account with the Escrow Agent (with the provisions of the Escrow Agreement and this Agreement relating to the release of the Indemnity Escrow Account applying thereto mutatis mutandis) and such deposited portion of such Buyer Payment shall be released to the applicable parties upon the final resolution of such Disputed Amount by a court of competent jurisdiction or the Independent Accounting Firm, as the case may be, in such amounts as provided by such final resolution.
(c)    Indemnity Cap; Limitation of Liability. Notwithstanding anything to the contrary contained herein, in no event shall the Sellers (or, where applicable, the Beneficial Owners) have any obligation to pay, in respect of any Losses indemnifiable pursuant to Section 12.2(a)(i) (except for a breach of a Fundamental Representation made by a Seller (or, where applicable, its Beneficial Owner)), an amount in excess of the Indemnity Escrow Amount and the Indemnity Escrow Account shall be the sole and exclusive source for collection against the Sellers in respect of any such Losses. The liability of any Seller with respect to such Seller’s (or, where applicable, its Beneficial Owner’s) Fundamental Representations, obligations under Section 12.2(a)(ii), Section 12.2(a)(iii) or Section 12.2(a)(iv), or Fraud by such Seller (or, where applicable, its Beneficial Owner) shall not exceed the portion of the Purchase Price paid to such Seller.
(d)    Reserves. For purposes of determining the amount of any Losses subject to indemnification under this Section 12, the amount of such Losses will be determined net of all related reserves properly accrued and directly related to the specific matter subject to indemnification on the Closing Balance Sheets to the extent that such reserves are reflected in the Euro Net Working Capital or the U.S. Net Working Capital, as applicable.
(e)    Indemnity Escrow Release. No later than the second (2nd) Business Day following the Indemnity Escrow Release Date and in accordance with the terms of the Escrow Agreement, the Buyers and the Seller Representatives shall provide joint written instructions to the Escrow Agent to distribute to the Sellers in accordance with their respective Allocation Percentages the portion of the Indemnity Escrow Account remaining as of the Indemnity Escrow Release Date, after any previous distributions from the Indemnity Escrow Account to the Buyers with respect to resolved claims for indemnification by the Buyer Indemnitees pursuant to this Section 12.2, if any, less, without duplication, the aggregate amount of any then pending claims for indemnification by the Buyer Indemnitees pursuant to this Section 12.2 for which notice has been given pursuant to

Section 12.4, which shall be retained in the Indemnity Escrow Account pending the resolution of such claims. Any interest earned on amounts in the Indemnity Escrow Account (less any amounts distributed with respect to Taxes in accordance with the terms of the Escrow Agreement) shall be paid to the Sellers in accordance with their respective Allocation Percentages.
SECTION 12.3.    Indemnification by the Buyers. From and after the Closing and subject to this Section 12, the Buyers shall indemnify and agree to fully defend, save and hold the Sellers and each of their respective Subsidiaries and Affiliates and their respective directors, officers, members, equity holders, managers, agents and employees (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay, any Losses on account of any one or more of the following:
(a)    any breach of any representation or warranty of the Buyers contained in this Agreement or in any certificate delivered to the Sellers in connection with the Closing;
(b)    any failure of the Buyers duly to perform any covenant or agreement contained in this Agreement on the part of the Buyers;
(c)    any claim arising from the operation of the Group Companies after the Closing Date;
(d)    any Taxes of the Buyers or Taxes of the Group Companies that are not Pre-Closing Taxes; and
(e)    any violation of GDPR resulting from the Sellers’ provision of Personal Data of the employees of the Group Companies who are not Key Persons to the Buyers after the date hereof pursuant to this Agreement.
SECTION 12.4.    Procedures for Indemnification.
(a)    If a party entitled to indemnification under this Section 12 (an “Indemnitee”) asserts that a party obligated to indemnify it under this Section 12 (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 12.2 or Section 12.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give reasonably prompt written notice to the Indemnitor, which notice shall include a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the notice, (if and to the extent known) the amount or an estimate of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and, if available, all material documentation relevant to the claim. No delay in delivering such written notice to the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is actually and materially prejudiced thereby.
(b)    The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The

Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice (except that the Indemnitor shall be responsible for the fees and expenses of one separate co-counsel for all Indemnitees to the extent the Indemnitee is advised, in writing by its counsel, that either (i) the counsel the Indemnitor has selected has a conflict of interest or (ii) there are legal defenses available to the Indemnitee that are materially different from or additional to those available to the Indemnitor) and the Indemnitee shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including the right to make any compromise or settlement thereof (with the Indemnitor’s consent, such consent not to be unreasonably withheld, conditioned or delayed), and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including reasonable attorneys’ fees, disbursements and amounts paid as a result of such suit, action, investigation, claim or proceeding.
(c)    The Indemnitor shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which imposes on the Indemnitee any continuing obligations or which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability or wrongdoing with respect thereto, without the written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed).
(d)    No Indemnitee shall make any admission, consent to the entry of a judgment or enter into any settlement with respect to any matter which is reasonably likely to give rise to a claim for indemnification by the Indemnitor, without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed).
(e)    In all cases in determining whether there has been a breach of a representation or warranty (other than a Fundamental Representation) by the Buyers, the Sellers or the Beneficial Owners for purposes of this Section 12, or in determining the amount of any Losses with respect to such breach, such representations or warranties shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.
(f)    Notwithstanding anything to the contrary herein, the indemnification provided for in this Section 12, shall survive any investigation at any time made by or on behalf of the Indemnitee or any knowledge or information that the Indemnitee may have, including any investigation made or knowledge acquired in connection with entry into this Agreement or the consummation of the transactions contemplated hereby.
(g)    With respect to each indemnification obligation in this Agreement: (i) any Indemnitee shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would give rise to any indemnification rights hereunder, (ii) if any Losses sustained by an Indemnitee are covered by an insurance policy (including the R&W Insurance Policy), such Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds and all Losses shall be net of any insurance proceeds actually received (as reduced by any deductible, retention, collection costs and premium increases related thereto, “Insurance Proceeds”), including in respect of the R&W Insurance Policy, and (iii) in no event shall an Indemnitor have liability to an Indemnitee for any special, incidental, indirect, consequential or punitive damages or damages based on a multiple or lost profits (except to the extent such damages are reasonably foreseeable or payable to a third party). If the Indemnitee actually receives any Insurance Proceeds in respect of any Losses for which an Indemnitor has actually reimbursed such Indemnitee, such Indemnitee shall promptly pay over to the Indemnitor such Insurance Proceeds, but not in excess of any amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of the claim underlying such Losses and only to the extent that the Indemnitee would otherwise retain an amount greater than the full amount of the Losses sustained by the Indemnitee as a result of the underlying claim. Nothing in this Section 12 shall impose on any party hereto any obligation to maintain any insurance policy currently in existence as of the date hereof, obtain any additional insurance policy in the future or maintain a minimum amount of coverage under any current or future insurance policy, except with respect to the R&W Insurance Policy for the duration specified therein.
(h)    The amount of any indemnification payment for any Losses shall be determined net of any Tax benefit actually realized in the form of cash actually received or reduction in cash Taxes actually paid by the Indemnitee (or any Affiliate thereof) as the result of sustaining or paying such Losses in the year in which such Losses are incurred by the applicable Indemnitee or the three (3) subsequent taxable years.
SECTION 12.5.    Indemnification Exclusive Remedy. From and after the Closing, indemnification pursuant to this Section 12 shall be the sole and exclusive remedy for any party with respect to any claim directly or indirectly relating to this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, from and after the Closing, each Buyer, for itself and the other the Buyer Indemnitees, (a) agrees that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by any party, any Buyer Indemnitee or Seller Indemnitee not a party or any other Person with respect to this Agreement or the transactions contemplated hereby, and (b) hereby waives any and all statutory rights of contribution or indemnification that any of the foregoing Persons might otherwise be entitled to under any Law or any similar rules of law embodied in the common law. No current or former Affiliate (other than the Sellers and, where applicable, their respective Beneficial Owners) or representative of the Sellers or the Group Companies shall have any liability of any nature to any Buyer Indemnitee with respect to the breach by a Seller (or, where applicable, its Beneficial Owner) of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated hereby. Notwithstanding the foregoing, the limitations in this Section 12.5 shall not apply with respect to (i) any Action seeking equitable relief and/or specific performance for a breach hereof, (ii) any claims made against the insurer under the R&W Insurance Policy, (iii) any claims made against any Beneficial Owner pursuant to Section 18.14 or (iv) any remedies available to the Buyers or their Affiliates under the Escrow Agreement, any Lock-Up Agreement, any Employment Agreement or any Board Service Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 12 (other than the last sentence of Section 12.2(c)) will limit any claims by, or remedies of or available to, any Buyer Indemnitee against any Seller or Beneficial Owner for Fraud committed by such Seller or Beneficial Owner.

SECTION 12.6.    R&W Insurance Policy. The parties acknowledge that, at or before the Closing, the Buyers will take all commercially reasonable actions necessary to maintain the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer under the R&W Insurance Policy shall not be entitled to subrogate against the Sellers or their Affiliates (or any former or current general or limited partners, stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing), except in cases of Fraud by the Sellers or the Beneficial Owners in connection with this Agreement and the transactions contemplated hereby.
SECTION 12.7.    Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, any payments pursuant to this Section 12 shall be treated as an adjustment to the Purchase Price.
SECTION 13.    EMPLOYEE MATTERS.
SECTION 13.1.    Continuing Employees.
(a)    Within five (5) Business Days after a written request from the Buyers to the Sellers, the Buyers shall be provided with an updated Schedule 5.19(a) and a schedule of each employment, severance, separation, arbitration, change in control or consulting agreement or any other agreement relating to job security, compensation, or employee rights or any other agreement with a current employee or individual Service Provider that was not previously included in Schedule 5.17(c). The Buyers may require each U.S. Company employee on Schedule 5.19(a), as a condition to post-Closing employment with the Group Companies, to the extent permitted by applicable Law, to (i) execute and deliver to the Buyers before the Closing Date, an offer letter, which will become effective upon the Closing which, to the extent permitted by applicable Law, may include a full release of claims in favor of the Group Companies and the Buyers through the Closing (an “Employment Offer Letter”), substantially in the applicable forms provided by the Buyers to the Sellers prior to the date hereof; (ii) demonstrate to the reasonable satisfaction of the Buyers in accordance with its normal practices that he or she is authorized to work in the United States as of the Closing Date, including timely completion of a Form I-9; and (iii) complete, to the reasonable satisfaction of the Buyers, any other pre-hire paperwork, background checks or other processes as requested by the Buyers in connection with their normal pre-hire process (collectively, the “Continued Employment Conditions”). Each such employee who executes and delivers an Employment Offer Letter, satisfies the Continued Employment Conditions on or before the Closing Date and commences or continues employment with the Group Companies on the Closing Date is hereinafter referred to as a “U.S. Continuing Employee” (together with the German and Swiss employees of the Group Companies as of the Closing Date, the “Continuing Employees”). Each German or Swiss Continuing Employee shall be required, as a condition to post-Closing employment with the Group Companies, to the extent permitted by applicable Law, to execute and deliver to the Buyers before the Closing Date a confidentiality and invention assignment agreement and compliance attestation documentation, in each case in the form provided by the Buyers. The employment with the Group Companies of any U.S. employee on Schedule 5.19(a) who fails to execute and deliver an Employment Offer Letter or satisfy any other Continued Employment Condition on or before the Closing Date shall, if so requested by the Buyers, terminate on the

Closing Date. Prior to the Closing, the Sellers shall, and shall cause the Group Companies to, cooperate with and use commercially reasonable efforts to assist the Buyers in their efforts to obtain an executed Employment Offer Letter from each such U.S. Company employee and facilitate U.S. employees’ satisfaction of the Continued Employment Conditions. As soon as reasonably practicable following the date hereof, the Sellers shall, and shall cause the Group Companies to, provide to the Buyers such information and documents as reasonably necessary to continue to administer the benefit plans and payroll of the Group Companies as of the Closing Date (including the documents and information set forth on Schedule 13.1(a)), to the extent not already provided pursuant to Section 5.17 or contained in the Schedules. All U.S. Continuing Employees will be employed by the U.S. Companies (or their Affiliates) on an at-will basis on terms of employment determined by the Buyers (or their Affiliates) as set forth in the Employment Offer Letter. Nothing contained in this Agreement shall be construed as an employment contract between the Buyers or any of their Affiliates and any Continuing Employee.
(b)    The Buyers shall, based on the hire date information for each Continuing Employee as set forth on Schedule 13.1(b), cause service rendered by Continuing Employees prior to the Closing Date to be taken into account for all purposes including participation, coverage, eligibility and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of the Buyers or any of their Affiliates (including the Group Companies) from and after the Closing Date (other than any equity-based compensation plan, program, policy or arrangement), to the same extent as such service was taken into account under corresponding plans of the Group Companies for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.
SECTION 13.1.    401(k) Plan. The Group B Sellers shall, or shall cause the U.S. Companies to take (or cause to be taken), all actions necessary or appropriate to terminate the 401(k) Plan, effective no later than the Business Day immediately preceding the Closing Date, unless the Buyers provide the Group B Seller Representative with written notice not to terminate the 401(k) Plan at least ten (10) days before the Closing Date. If the Group B Sellers are required to terminate the 401(k) Plan, then the Group B Sellers shall provide, or cause the U.S. Companies to provide, to the Buyers prior to the Closing Date written evidence of the termination of the 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval (not to be unreasonably withheld or delayed) of the Buyers). Effective as of the Closing Date, the Buyers shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan”) in which the Continuing Employees shall be eligible to participate. As soon as practicable following the Closing Date, the Buyers shall cause the Buyer Savings Plan to permit each Continuing Employee who is a participant in the 401(k) Plan to rollover his or her account balance(s) thereunder into the Buyer Savings Plan. The Group B Sellers shall, or shall cause the U.S. Companies to take (or cause to be taken), such other actions in furtherance of terminating the 401(k) Plan as the Buyers may reasonably require at the Buyers’ sole cost and expense. The Group Companies shall use commercially reasonable efforts to obtain from the administrator of the 401(k) Plan and provide to the Buyers such information regarding liquidation charges, surrender charges or other fees imposed by the 401(k) Plan in connection with termination of the 401(k) Plan and any other information regarding the 401(k) Plan, in each case, as the Buyers may reasonably request in writing.
SECTION 13.2.    Earn-Out Period Incentive Pool. Following the Closing, for each of the Earn-Out Periods in which the Sellers are eligible to receive a Contingent Payment in accordance with this Agreement, the Buyers shall, or shall cause an Affiliate to, create and administer an incentive pool for employees and board members of the Group Companies and the Associated Partners in accordance with the terms and conditions set forth in Annex L.
SECTION 13.3.    Compensation Pool. Beginning in fiscal year 2019 and continuing for any fiscal year in which there is an Earn-Out Period in which the Sellers are eligible to receive a Contingent Payment in accordance with this Agreement, the Buyers shall cause the Group Companies to create an annual compensation pool in accordance with the terms and conditions set forth in Annex M hereto.
SECTION 13.4.    No Third-Party Beneficiaries. Nothing herein express or implied shall confer upon any Continuing Employee or other employee or former employee of the Group Companies or the Sellers or legal representatives thereof, any rights or remedies, including a right to employment or continued employment for any specified period, under or by reason of this Agreement. Nothing herein shall be construed as the creation, amendment or modification of any employee benefit plan, program, arrangement or agreement of the Group Companies or the Sellers or prevent the creation, amendment or termination of any such plan, program, arrangement or agreement. The parties hereto acknowledge and agree that all provisions contained in this Section 13 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any employee of the Group Companies, the Sellers, or any dependent or beneficiary thereof.
SECTION 14.    CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS.
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:
SECTION 14.1.    Representations and Warranties of the Buyers. Each of the representations and warranties made by the Buyers in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualification set forth in any such representation or warranty) in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct as of such date) as if made by the Buyers on and as of the Closing Date, and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of each Buyer.
SECTION 14.2.    Performance of the Obligations of the Buyers. The Buyers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of each Buyer.
SECTION 14.3.    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court, arbitrator or other Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any court, arbitrator or other Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court, arbitrator or other Governmental Entity shall have been instituted by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Sellers.
SECTION 14.4.    Escrow Agreement. The Escrow Agreement shall be in full force and effect, subject only to the occurrence of the Closing.
SECTION 15.    CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYERS.
The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyers in their sole discretion:
SECTION 15.1.    Representations and Warranties of the Sellers and Beneficial Owners. Each Fundamental Representation shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as if made by the Sellers and the Beneficial Owners on and as of the Closing Date, except for de minimis inaccuracies. The representations and warranties made by the Sellers and the Beneficial Owners in Section 5 and Section 6 (excluding the Fundamental Representations) of this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications therein) shall each be true and correct, in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct as of such date) as if made by the Sellers and the Beneficial Owners on and as of the Closing Date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Buyers shall have received a certificate to such effect dated the Closing Date from each Seller and Beneficial Owner and signed by such Seller (or by any duly authorized officer of such Seller, if applicable) and Beneficial Owner.
SECTION 15.2.    Performance of the Obligations of the Sellers and Beneficial Owners. The Sellers and the Beneficial Owners shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date (other than the obligations set forth in Section 8.10, Section 8.14, Section 8.19 and Section 8.20, which shall have been performed by the Sellers and the Beneficial Owners in all respects on or before the Closing Date), and the Buyers shall have received a certificate to such effect dated the

Closing Date from each Seller and Beneficial Owner and signed by such Seller (or by any duly authorized officer of such Seller, if applicable) and Beneficial Owner.
SECTION 15.3.    Governmental Consents. Subject to Section 15.4, all Consents of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement have been duly obtained and shall be in full force and effect on the Closing Date.
SECTION 15.4.    FINRA Approval. Either: (a) Quarton BD shall have received the written approval of FINRA for the transactions contemplated hereby pursuant to NASD Rule 1017; or (b) (i) thirty-five (35) calendar days shall have elapsed after the making of the Rule 1017 application with respect to the transactions contemplated hereby and such application shall not have been rejected or otherwise terminated or withdrawn; (ii) Quarton BD shall have notified FINRA that the parties hereto intend to consummate the Closing in accordance with NASD 1017(c); (iii) during such thirty-five (35) day period, FINRA shall not have advised that the parties are prohibited from consummating the Closing without FINRA’s approval of the transactions contemplated hereby or that FINRA intends to deny the application or impose any material restrictions on any Group Company, either of the Buyers or the Parent pursuant to Rule 1017(c) or otherwise; and (iv) during the succeeding ten (10) calendar days, there does not, in the Buyers’ reasonable discretion, appear to be a material likelihood of such a denial or material restrictions under (b)(iii) hereof (“FINRA Approval”).
SECTION 15.5.    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court, arbitrator or other Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any court, arbitrator or other Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of any Group Company shall be in effect; and no action or proceeding before any court, arbitrator or other Governmental Entity shall have been instituted by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyers.
SECTION 15.6.    No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect, and the Buyers shall have received a certificate to that effect dated the Closing Date and signed by each Seller (and where applicable, a duly authorized officer of such Seller).
SECTION 15.7.    Key Persons. Each of the Employment Agreements shall be in full force and effect and each of the other Key Persons shall have entered into a board member service agreement (Vorstands-Dienstvertrag) in form and substance acceptable to the Buyers (the “Board Service Agreement”), and each Key Person shall be employed or engaged, as applicable, by the applicable Group Companies or Affiliates thereof (and no Key Person shall have provided notice of his intention to terminate his employment or engagement, as applicable, with the applicable Group Companies or Affiliates thereof) as of the Closing.

SECTION 15.8.    Employees. At least eighty percent (80%) of the employees listed on Schedule 15.8 (the “Specified Employees”) shall have executed and delivered to the Buyers on or before the Closing Date an Employment Offer Letter, shall not have terminated, revoked or rescinded his or her acceptance of employment with the Group Companies, and shall become a Continuing Employee as of the Closing Date.
SECTION 15.9.    FIRPTA Affidavits. The U.S. Buyer shall have received an affidavit from each of QPLLC and QSGP as of the Closing Date, sworn under penalty of perjury and in form and substance satisfactory to the U.S. Buyer as meeting the requirements of Treasury Regulations section 1.1445-11T(d)(2), certifying that fifty percent (50%) or more of the value of each of QPLLC’s and QSGP’s gross assets does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of each of QPLLC and QSGP does not consist of U.S. real property interests plus cash or cash equivalents. The U.S. Buyer shall have received an affidavit from each Group B Seller certifying non-foreign status, sworn under penalty of perjury and in form and substance satisfactory to the U.S. Buyer as meeting the requirements of Treasury Regulations section 1.1445-2(b), taking into account Section 1446(f) as described in IRS Notice 2018-29.
SECTION 15.10.    Resignations. The Buyers shall have received the written resignations (in a form reasonably acceptable to the Buyers) of each of the members of the board of managers (or similar governing body) and the officers of each Group Company designated in writing to the Sellers by the Buyers pursuant to Section 8.15 no fewer than three (3) Business Days prior to the Closing Date, effective as of immediately prior to the Closing.
SECTION 15.11.    Instruments of Transfer. The Buyers shall have received from the Sellers the duly executed Instruments of Transfer.
SECTION 15.12.    Escrow Agreement. The Escrow Agreement shall be in full force and effect, subject only to the occurrence of the Closing.
SECTION 15.13.    2018 Revenues. The 2018 Revenues shall not be less than $35,000,000.
SECTION 15.14.    Past Title Transfers. The Sellers and the Beneficial Owners shall have (i) procured that all past share transfers of Interests in the Company, QIEAG and Quarton International AG are duly and accurately repeated and documented to the reasonable satisfaction of the Euro Buyer and (ii) delivered original duly executed and completed title transfer documentation in form and substance reasonably satisfactory to the Euro Buyer with respect to such transfers to the Euro Buyer.
SECTION 15.15.    Other Closing Documents. The Buyers shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyers or their counsel may reasonably request, including those documents and instruments specified in Annex I hereto.

SECTION 15.16.    Kopernikus Kapital GmbH; Neida Bärtschi AG. At or prior to the Closing Date, the Group A Sellers and the Beneficial Owners shall have caused either (i) Kopernikus and Neida to cease operations and to be wound up and dissolved in accordance with applicable Law or (ii) 100% of the capital stock of Kopernikus and Neida to be transferred to a third party or a Seller, in the case of each of (i) and (ii), without any liability to the Group Companies, the Buyers, the Parent or their respective Affiliates from and after the Closing.
SECTION 16.    TERMINATION.
SECTION 16.1.    Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:
(a)    by mutual consent of the Seller Representatives and the Buyers;
(b)    by the Buyers if any Seller or Beneficial Owner has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within twenty (20) Business Days after written notice to the Seller Representatives (provided that the Buyers shall not have the right to terminate this Agreement pursuant to this Section 16.1(b) if the Buyers are then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 15.1 or 15.2 hereof, as the case may be, will not or cannot be satisfied;
(c)    by the Buyers if the condition set forth in Section 15.13 is not satisfied on or prior to December 31, 2018;
(d)    by the Seller Representatives if either Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within twenty (20) Business Days after written notice to the Buyers (provided, that the Seller Representatives shall not have the right to terminate this Agreement pursuant to this Section 16.1(d) if any Seller or Beneficial Owner is then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Sections 14.1 and 14.2 hereof, as the case may be, will not or cannot be satisfied;
(e)    by the Seller Representatives or the Buyers if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any court, arbitrator or other Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or
(f)    by the Seller Representatives or the Buyers if the Closing shall not have been consummated by March 31, 2019; provided that the right to terminate this Agreement under this Section 16.1(f) shall not be available to any party whose willful or knowing failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
SECTION 16.2.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 16.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sellers or the Buyers, or their respective officers, directors, members, partners, equity holders, Affiliates, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 12, 16 and 18 hereof shall remain in full force and effect and survive any termination of this Agreement.
SECTION 17.    AUTHORITY OF SELLER REPRESENTATIVES.
SECTION 17.1.    Authorization of Seller Representatives.
(a)    The Seller Representatives are hereby appointed, authorized and empowered to act by the Sellers and the Beneficial Owners, collectively, upon and by virtue of this Agreement, following the Closing (and, with respect to the matters specified in this Agreement or any Transaction Document to be acted upon by the Seller Representatives at or prior to the Closing, at the times or during the periods so specified, as applicable) as the Sellers’ representative, for the benefit of the Sellers and the Beneficial Owners, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Seller and Beneficial Owner, with respect to all actions and matters to be acted upon by the Sellers, the Beneficial Owners or the Seller Representatives pursuant to this Agreement and the other Transaction Documents following the Closing. In furtherance (and not in limitation) of the foregoing, the Seller Representatives shall have the power and authority, following the Closing, to:
(i)    take the actions contemplated to be taken by the Seller Representatives pursuant to this Agreement (including Sections 2 and 3);
(ii)    agree to any such amendment, alteration, waiver or modification to this Agreement or any other Transaction Document, or any waiver of any provision hereof or thereof, as the Seller Representatives, in their sole discretion, may consider necessary, appropriate or advisable in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby;
(iii)    pay or reimburse itself from any amounts payable hereunder to the Sellers for any reasonable out-of-pocket expenses reasonably incurred by the Seller Representatives in the performance of their responsibilities as such under this Agreement and the other Transaction Documents;
(iv)    receive all notices or other documents given or to be given to any Seller or Beneficial Owner by the Buyers pursuant to this Agreement and the other Transaction Documents, including giving any instructions to the Escrow Agent;

(v)    enforce and protect the rights and interests of the Sellers, the Beneficial Owners and the Seller Representatives, in each case, arising out of or under or in any manner relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, and to take any and all actions which the Seller Representatives reasonably believe are necessary or appropriate under this Agreement or any other Transaction Document for and on behalf of the Sellers and the Beneficial Owners, or any of them, including by asserting, instituting, pursuing, investigating, contesting, defending, litigating, compromising or settling, on behalf of the Sellers and the Beneficial Owners, any claim, action or proceeding (x) by the Buyers and their Affiliates (including the Group Companies) against the Sellers, the Beneficial Owners, or any of them, or (y) by the Sellers, the Beneficial Owners, or any of them, against the Buyers and their Affiliates (including the Group Companies), in each case arising out of or relating to this Agreement or any other Transaction Document (including receipt of process on behalf of the Sellers or the Beneficial Owners), it being understood that the Seller Representatives (in their capacity as such) will not have any obligation to take any such actions and, subject to Section 17.2, will not have any liability to any Seller or Beneficial Owner for taking or failing to take any such actions;
(vi)    make, execute, acknowledge and deliver all such receipts, endorsements, notices, requests, instructions, letters, documents, certificates and other writings as the Seller Representatives, in their sole discretion, may consider necessary, appropriate or advisable in connection with or to carry out the transactions contemplated by this Agreement or any other Transaction Document;
(vii)    engage attorneys, accountants, agents or consultants on behalf of the Sellers and the Beneficial Owners in connection with this Agreement or any other Transaction Document and pay any fees and expenses related thereto; and
(viii)    take all other actions required by, and exercise all other rights granted to, the Seller Representatives in this Agreement and any other Transaction Document.
(b)    All of the indemnities, immunities and powers granted to the Seller Representatives under this Section 17 shall survive the Closing. The Seller Representatives, in their capacity as such, shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing their function hereunder and (in the absence of willful misconduct on the part of the Seller Representatives) shall be entitled to conclusively rely on the opinions and advice of such Persons.
(c)    The grant of authority provided for in this Section 17.1(c) (i) is coupled with an interest and is being made, in part, as an inducement to the parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller or Beneficial Owner and shall be binding on any successor thereto, and (ii) shall survive the consummation of the transactions contemplated hereby at the Closing.
(d)    The Buyers and the Group Companies shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Seller Representatives pursuant to this

Agreement and any other Transaction Document, all of which actions or omissions shall be legally binding upon the Sellers and the Beneficial Owner. The Buyers and the Group Companies are entitled to deal exclusively with the Seller Representatives on all matters relating to this Agreement and any other Transaction Document following the Closing and it is understood and agreed that no claims under this Agreement in respect of Section 3.2 or Section 11 hereof may be asserted and no Actions brought by any of the Sellers or the Beneficial Owners in their individual capacity in respect of Section 3.2 or Section 11, as any such claims should be asserted, and any such Actions brought, by the applicable Seller Representative. Any action taken or not taken, or decisions, communications or writings made, given or executed by the Seller Representatives, shall be deemed an action taken or not taken, or decisions, communications or writings made, given or executed by the Sellers and the Beneficial Owners. Any notice or communication delivered by the Buyers to the Seller Representatives shall be deemed to have been delivered to all Sellers and the Beneficial Owners. The Buyers, their Affiliates and the Group Companies are hereby relieved from any liability to any Person resulting from any decision, act, omission, consent or instruction of the Seller Representatives and for relying on such decision, act, omission, consent or instruction of the Seller Representatives.
(e)    Notwithstanding anything to the contrary in this Section 17.1, references to “Transaction Document” in this Section 17.1 shall not be deemed to include any Employment Agreement, Board Service Agreement or Lock-Up Agreement.
SECTION 17.2.    Limitations on Liability. The Sellers and the Beneficial Owners acknowledge and agree that the Seller Representatives, in their capacity as such, are parties to this Agreement and any other Transaction Document to which they are parties solely for the purpose of performing certain administrative functions in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and, notwithstanding anything to the contrary contained herein, shall have no fiduciary duties or responsibilities to any Seller or Beneficial Owner. Accordingly, the Sellers and Beneficial Owners acknowledge and agree that no Seller Representative, in his capacity as such, shall have any liability to, or be liable for any Losses of, any Person (including the Sellers and the Beneficial Owners) in connection with any obligations of the Seller Representatives under this Agreement or any other Transaction Document or otherwise in respect of this Agreement or the transactions contemplated hereby or thereby, except only for any Losses of any Seller or Beneficial Owner to the extent finally adjudicated to have been the result of fraud, bad faith, gross negligence or willful misconduct on the part of such Seller Representative in connection with the performance of his obligations hereunder or thereunder. The Sellers shall indemnify each Seller Representative and hold such Seller Representative harmless against any loss, liability or expense incurred without fraud, bad faith, gross negligence or willful misconduct on the part of such Seller Representative or any of his Affiliates and any of his attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of such Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Seller Representative.
SECTION 18.    MISCELLANEOUS.
SECTION 18.1.    Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of, in the case of an assignment by either of the Buyers, the Seller Representatives or, in the case of an assignment by any Seller, Beneficial Owner or the Seller Representatives, the Buyers and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that the Buyers may assign their rights hereunder to one or more Affiliates of the Buyers or in connection with any Permitted Transaction, in each case, without obtaining such prior written consent of any Seller, Beneficial Owner or any Seller Representative, so long as such assignee also assumes all obligations of the Buyers hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
SECTION 18.2.    Governing Law, Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect the State of New York as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of any federal or state court located in the State of New York; provided that each Buyer, if it so elects, may bring any and all claims for a breach of Section 8.6, Section 8.7 or Section 8.8, including claims for damages, penalties or specific performance and requests for a preliminary injunction (vorsorgliche Massnahme) or other equity relief or the enforcement of an award or order entered by the applicable court in the State of New York, against any Seller or Beneficial Owner in the competent courts of the domicile or jurisdiction of organization, as applicable, of such Seller or Beneficial Owner. Each party hereto agrees that service of summons and complaint or any other process that might be served in any demand, Action, proceeding or cause of action may be made on such party, and shall be effective service of process for any such demand, Action or cause of action, by sending or delivering a copy of any such process to the party hereto to be served to such party in the manner provided for the giving of notices in Section 18.5.
(b)    Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.2.
SECTION 18.3.    Expenses. Except as otherwise expressly provided herein, all fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.
SECTION 18.4.    Severability. In the event that any part of this Agreement (including Section 8.6, Section 8.7 and Section 8.8 and the defined terms referenced therein) is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this

Agreement shall remain in full force and effect. Upon any such declaration, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 18.5.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail to the electronic mail address given below, and no “error” message or other notification of non-delivery is generated; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:
If to the Sellers or the Beneficial Owners:
c/o Group A Seller Representative
Quarton International
Winkelwiese 2
8001 Zurich
Attn: Jules Grüninger
Email: grueninger@quartoninternational.com

c/o Group B Seller Representative
Quarton International
300 Park St. Suite 480
Birmingham, MI 48009
Attn:  Robert Parker
Email:  rparker@quartoninternational.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Gregory V. Gooding
Email: ggooding@debevoise.com

If to the Buyers:
Cowen International Limited
Cowen QN Acquisition LLC
c/o Cowen Inc.
599 Lexington Ave, 20th Floor

New York, NY 10022
Attn: Larry Wieseneck and Owen Littman
Email: larry.wieseneck@cowen.com; owen.littman@cowen.com

With a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:    David K. Boston
Email: dboston@willkie.com
Any party may change its address for the purpose of this Section 18.5 by giving the other party written notice of its new address in the manner set forth above.
SECTION 18.6.    Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyers and the Seller Representatives (on behalf of the Sellers and the Beneficial Owners), or in the case of a waiver, by the applicable Buyer or the Seller Representatives (on behalf of the Sellers and the Beneficial Owners). Any waiver by either of the Buyers or the Seller Representatives of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
SECTION 18.7.    Public Announcements. Prior to the Closing, neither the Buyers, on the one hand, nor the Sellers, the Beneficial Owners or the Seller Representatives, on the other hand, shall make any press release or public announcement concerning this transaction without the prior written approval of the Buyers or the Seller Representatives, as applicable, unless a press release or public announcement is required by applicable Law; provided that no such press release or public announcement shall disclose the material financial terms of this Agreement unless required by applicable Law or GAAP. After the Closing, no Seller, Beneficial Owner or Buyer shall make any press release or public announcement concerning this transaction without giving the other parties hereto prior notice and an opportunity to comment on the proposed disclosure; provided that no such announcement or other disclosure shall disclose the material financial terms of this Agreement unless required by applicable Law or GAAP.
SECTION 18.8.    Entire Agreement. This Agreement (together with the other Transaction Documents and the Confidentiality Agreement) represents the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Annexes, Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 18.9.    Parties in Interest. Except as otherwise expressly set forth herein (including Section 12 with respect to the Indemnitees) or Section 12.6, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Sellers, the Beneficial Owners or the Buyers. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against the Sellers, the Beneficial Owners or the Buyers.
SECTION 18.10.    Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule hereto; provided, that such disclosure for such other Schedule is reasonably apparent on its face.
SECTION 18.11.    Interpretation. The table of contents and the section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words defined in the singular have the parallel meaning in the plural and vice versa. Words of one gender shall be construed to apply to each gender and the neuter gender. The term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement, except where the context clearly indicates otherwise. References to a “day” or “days” shall mean a calendar day or days unless Business Days are expressly specified. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Except as otherwise provided herein, all amounts set forth herein, or calculated or determined in accordance with this Agreement, shall be expressed in U.S. dollars and (a) if, for purposes of calculating the Revenue Benchmark Amount, any such amounts referred to in the definition of “Revenue Benchmark Amounts” are originally denominated in Euros, Swiss Francs or other currencies, such amounts shall be converted into U.S. dollars based on the average U.S. dollar exchange rate for such Euros, Swiss Frances or other currencies during the applicable Earn-Out Period as displayed on Bloomberg, and (b) if, for purposes of preparing the Estimated Closing Balance Sheet Statement, Estimated Closing Balance Sheets, Closing Balance Sheet Statement, Closing Balance Sheets, or Closing Balance Sheet Report, any amounts with respect to the preparation thereof (including Euro Cash, Transaction Expenses, Indebtedness or Euro Net Working Capital) are originally denominated in Euros, Swiss Francs or other currencies, such amounts shall be converted into U.S. dollars based on the spot U.S. dollar exchange rate for such Euros, Swiss Frances or other currencies on the Closing Date as displayed on Bloomberg. References to “€” shall mean Euros and references to “CHF” shall mean Swiss Francs. References in this Agreement to any Law means such Law as amended, modified, or supplemented and including any successor Laws thereto, from time to time and as of the applicable date of determination.
SECTION 18.12.    Specific Performance. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at Law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, a party under this Agreement shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
SECTION 18.13.    Parent Guarantee. The Parent hereby unconditionally guarantees the full and punctual performance and payment when due of all obligations and sums due and owing the Sellers in connection with this Agreement (the “Guaranteed Obligations”) and hereby makes the representations and warranties set forth in Section 7, mutatis mutandis, as if it were a Buyer hereunder. The Parent’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations have been paid or performed in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Buyers or otherwise, the Parent’s obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time. This is a continuing guarantee of the Parent and shall be binding upon the Parent and its successors and assigns.
SECTION 18.14.    Beneficial Owner Guarantee. Each Beneficial Owner hereby unconditionally guarantees, with respect to his applicable Seller, the full and punctual performance and payment when due of all obligations and sums due and owing the Buyers in connection with this Agreement (the “Guaranteed Seller Obligations”). Such Beneficial Owner’s obligations hereunder shall remain in full force and effect until the Guaranteed Seller Obligations have been paid or performed in full. If at any time any payment of any Guaranteed Seller Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of such Seller or otherwise, such Beneficial Owner’s obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time. This is a continuing guarantee of such Beneficial Owner and shall be binding upon such Beneficial Owner and his successors and assigns.
SECTION 18.15.    Counterparts. This Agreement may be executed in counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

SECTION 18.16.    Conflicts; Privilege.
(a)    The Buyers and the Group Companies acknowledge that each of Debevoise & Plimpton LLP and Walder Wyss Ltd. have acted as legal counsel to the Group Companies, the Sellers and certain of their respective Affiliates in respect of the transactions contemplated hereby, and in respect of certain other matters prior to date hereof, and agree that each of Debevoise & Plimpton LLP and Walder Wyss Ltd. may continue to act as legal counsel to the Sellers and their respective Affiliates after the Closing. Accordingly, each Group Company hereby waives any conflicts that may arise in connection with Debevoise & Plimpton LLP or Walder Wyss Ltd. representing any Seller or any Affiliate of any Seller after the Closing as such representation may relate to the Group Companies or the transactions contemplated hereby, and agrees not to assert any such conflict or breach of any fiduciary or other duty owed to the Group Companies as a basis for disqualifying Debevoise & Plimpton LLP or Walder Wyss Ltd., as the case may be, from any such representation.
(b)    The Buyers and the Group Companies agree that (i) all communications involving attorney-client confidences between the Sellers, the Group Companies and their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP or Walder Wyss Ltd., on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated hereby and occurring prior to the Closing, including in respect of Persons other than the Buyers (collectively, “Privileged Communications”), shall be deemed to be attorney-client confidences that belong solely to the Sellers and not to the Group Companies, (ii) to the extent that files of Debevoise & Plimpton LLP or Walder Wyss Ltd., as the case may be, in respect of such engagement constitute property of the client, only the Sellers (and not the Group Companies) shall hold such property rights, and (iii) neither Debevoise & Plimpton LLP nor Walder Wyss Ltd. shall have any duty to reveal or disclose any Privileged Communications or any such files to the Group Companies by reason of any attorney-client relationship between Debevoise & Plimpton LLP or Walder Wyss Ltd, as the case may be, and the Group Companies or otherwise. Each Seller agrees that the foregoing attorney-client privilege of the Sellers shall be controlled by, and may only be waived by, the Seller Representatives.
(c)    The Buyers and the Group Companies agree (i) not to use (and to cause any other Buyer Indemnitee not to use) any Privileged Communications for the purpose of asserting, prosecuting or litigating any claims against the Sellers or their Affiliates relating to this Agreement and the transactions contemplated hereby, including any claims for indemnification hereunder, and (ii) upon the request of the Seller Representatives, to return to the Seller Representatives or destroy any Privileged Communications held by the Group Companies after the Closing and to certify compliance with such request, except as required by applicable Law, bona fide document or information retention policies or to the extent electronically archived pursuant to bona fide information backup processes.
(d)    The Group Companies agree not to disclose any Privileged Communications to any Person following the Closing to the extent retained thereby, unless compelled to disclose by judicial or administrative process or by other requirements of Law. Upon receipt by any Group Company of any subpoena, discovery or other request that calls for the production or disclosure of any Privileged Communications, such Group Company will promptly notify the Seller Representatives of the existence of the request and provide the Seller Representatives a reasonable opportunity to assert the rights it or any Seller may have to prevent the production or disclosure of such Privileged Communications.
(e)    This Section 18.16 will be irrevocable and no term of this Section 18.16 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP and Walder Wyss Ltd., with respect to paragraph (a) hereof, or the Seller Representatives, with respect to paragraph (b), (c) or (d) hereof. Notwithstanding anything to the contrary in this Section 18.16, in the event that a dispute arises between the Buyers, the Group Companies or any Buyer Indemnitee or any of their respective Affiliates, on the one hand, and a third party, on the other hand (other than a party hereto or any of its Affiliates) after the Closing, the Buyers, the Group Companies, such Buyer Indemnitee and any Affiliate thereof may assert the attorney-client privilege to prevent disclosure of the Privileged Communications without the prior written consent of any other Person.
SECTION 18.17.    No Recourse. This Agreement may only be enforced against the named parties hereto and their successors and assigns, and all claims or causes of action based upon, arising out of or relating to this Agreement, its negotiations, execution or performance or the transactions contemplated hereby may be made only against such parties and their successors and assigns, and no past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, shareholder, Affiliate, agent, attorney or other representative of any party hereto or its Affiliates (other than the Beneficial Owners in respect of the applicable Sellers) shall have any liability with respect to this Agreement or respect to any claim or cause of action, whether in tort, contract or otherwise (including through the piercing of the corporate veil or similar theory of liability), that may be based upon, arise out of or relate to this Agreement, its negotiation, execution or performance or the transactions contemplated hereby.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
SELLERS:
GRÜCO AG

By:    /s/ Jules Grüninger
    Name: Jules Grüninger
    Title: Board
/s/ Tobias Seige
TOBIAS SEIGE
DOMUS HOLDING GMBH
By:    /s/ Maximilian Graf Drechsel
    Name: Maximilian Graf Drechsel
    Title: Geschäftsführer / Managing Director
BUGOVICS INDUSTRIES GMBH

By:    /s/ Jozsef Bugovics
    Name: Jozsef Bugovics
    Title: CEO

CAMAFINI AG
By:    /s/ Jules Grüninger
    Name: Jules Grüninger
    Title: Board

[Signature Page to Purchase Agreement]

BODAN BETEILIGUNGS GMBH
By:    /s/ Maximilian Graf Von Oppersdorff
    Name: Maximilian Graf Von Oppersdorff
    Title:
/s/ André Augier
ANDRÉ AUGIER
/s/ Robert Parker
ROBERT PARKER

[Signature Page to Purchase Agreement]

BUYERS:

COWEN INTERNATIONAL LIMITED

By: Cowen Holdings, Inc., its sole member and shareholder

By: RCG LV Pearl, LLC, its managing member

By: Cowen Inc., its managing member

By:    /s/ Jeffrey M. Solomon
    Name: Jeffrey M. Solomon
    Title: Chief Executive Officer

COWEN INTERNATIONAL LIMITED
By:    /s/ Michael Page
    Name: Michael Page
    Title: Chief Operating Officer
COWEN QN ACQUISITION LLC
By:    /s/ Jeffrey M. Solomon
    Name: Jeffrey M. Solomon
    Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 18.13:

PARENT:

COWEN INC.

By:    /s/ Jeffrey M. Solomon
    Name: Jeffrey M. Solomon
    Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

SOLELY FOR PURPOSES OF THE SPECIFIC SECTIONS IDENTIFIED IN THE PREAMBLE HEREOF:

/s/ Jules Grüninger
JULES GRÜNINGER

/s/ Maximilian Graf Drechsel
MAXIMILIAN GRAF DRECHSEL

/s/ Jozsef Bugovics
JOZSEF BUGOVICS

/s/ Andreas Kinsky
ANDREAS KINSKY

/s/ Maximilian Graf Von Oppersdorff
MAXIMILIAN GRAF VON OPPERSDORFF

[Signature Page to Purchase Agreement]

IN THEIR CAPACITY AS THE SELLER REPRESENTATIVES:

/s/ Jules Grüninger
JULES GRÜNINGER

/s/ Robert Parker
ROBERT PARKER

[Signature Page to Purchase Agreement]